Exhibit 99.1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, statements we make regarding (i) the adequacy of cash flows from operations and available cash and (ii) our reorganization proceedings under title 11 of the United States Code in the Bankruptcy Court.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. These risks and uncertainties include, but are not limited to, statements we make regarding: (i) our ability to develop, prosecute, confirm and consummate one or more chapter 11 plans of reorganization, (ii) the potential adverse impact of the chapter 11 filing on our operations, management and employees, (iii) customer response to the chapter 11 filing, (iv) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet future liquidity needs, or (v) our continued viability, our operations and results of operations.  Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following:

•                  factors impacting attendance, such as local conditions, events, disturbances, contagious diseases and terrorist activities;

•                  accidents occurring at our parks;

•                  adverse weather conditions;

•                  competition with other theme parks and other entertainment alternatives;

•                  changes in consumer spending patterns;

•                  pending, threatened or future legal proceedings; and

•                  the other factors that are described in “Risk Factors.”

Any forward-looking statement made by us in this document speaks only as of the date of this document.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

MODIFIED OFFERING DISCLOSURE

All percentages contained herein are subject to dilution in connection with awards and/or shares of New SFI Common Stock issued pursuant to the Long-Term Incentive Plan for management, selected employees and directors of Reorganized SFI and any shares issued pursuant to the Delayed Draw Equity Purchase.  Additionally, all percentages and amounts related to the SFO Equity Conversion assume that the SFO Equity Conversion occurs on or before May 15, 2010.

SUMMARY OF THE PLAN

The Plan contemplates (i) a new debt financing of up to $1.140 billion pursuant to the exit facility loans (the “New Financing”), (ii) the assignment to SFI of 12.25% unsecured notes due 2016 (the “2016 Notes”) and issued by Six Flags Operations Inc. (“SFO”) held by certain holders of SFI Notes (the “SFO Equity Conversion”) in an aggregate amount of no less than $19.5 million and up to $69.5 million in exchange for a number of shares of common stock of SFI (the “SFO Shares”), representing 2.599% to 8.625% of the equity of SFI on the effective date of the Plan (the “Effective Date”) in full satisfaction of their claims arising under such assigned 2016 Notes, (iii) this Offering, which represents 62.733% to 67.380% of the equity of SFI on the Effective Date as more fully described in the Plan and the Rights Offering Procedures, (iv) an offering (the “Direct Equity Purchase”) to the Backstop Purchasers for an aggregate purchase price of $75 million (the “Direct Purchase Amount”) of a number of shares of common stock of SFI (the “Direct Purchase Shares”), representing 12.410% to 13.329% of the equity of SFI on the Effective Date, and (v) an offering (the “Additional Equity Purchase”) to certain Backstop Purchasers for an aggregate purchase price of $50 million (the “Additional Purchase Amount”), on the same pricing terms as the Offering, a number of shares of common stock of SFI (the “Additional Purchase Shares”) representing 6.205% to 6.665% of the equity of SFI on the Effective Date. (1)    In addition, the Plan also contemplates a new $150.0 million multi-draw term loan facility.  The Plan also contemplates that if the Plan is not confirmed as to SFO, SFI shall create a new wholly-owned subsidiary (“NewCo”) and all of the property and assets of Six Flags Theme Parks Inc. (“SFTP”) shall be transferred to NewCo.  Thereafter, the cash held by SFTP and remaining after the satisfaction of all allowed claims against SFTP (the “SFTP Residual Property”) shall be distributed to SFO, and SFI shall contribute to SFO an amount equal to the difference between (i) the allowed claims related to the 2016 Notes minus the amount of the SFO Equity Conversion and (ii) the SFTP Residual Property.

The Plan is supported by the informal committee of SFI Noteholders in the Debtors’ chapter 11 cases and the committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102(a) of the Bankruptcy Code (the “Creditors’ Committee”).

To provide assurance that this Offering, the Direct Equity Purchase and the Additional Equity Purchase will be fully subscribed and this Offering, the Direct Equity Purchase and Additional Equity Purchase are consummated in respect of their full amounts, the Backstop

(1) Ranges reflecting the percentage of the equity of SFI allocated to each of the Offering and the Additional Equity Purchase are included in clauses (iii), (iv) and (v) of this sentence because the exact percentage of such equity will be known only at such time as the determination of the final value of the SFO Equity Conversion is made pursuant to the SFO Noteholders Commitment Letter.

Purchasers have committed, severally and not jointly, to backstop this Offering and participate in the Direct Equity Purchase and Additional Equity Purchase.

In addition to the New Financing (described in further detail below), the SFO Equity Conversion, this Offering, the Direct Equity Purchase, the Additional Equity Purchase and the Delayed Draw Equity Purchase, the Plan differs from the Debtors’ Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed with the Bankruptcy Court on December 18, 2009, because it includes an additional class of claims against the Debtors, Class 17A Preconfirmation SFTP Equity Interests (as such term is defined in the Plan).  Pursuant to the Plan, the Preconfirmation SFTP Equity Interests are unimpaired by the Plan, and each holder of a Preconfirmation SFTP Equity Interest is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.  On the Effective Date, Preconfirmation SFTP Equity Interests shall be reinstated and rendered unimpaired in accordance with the Bankruptcy Code.

VALUATION OF NEW SFI COMMON STOCK

Background

The Plan provides for $650 million to $700 million (depending on if post-petition interest is determined to be payable to the holders of the 2016 Notes) of new cash equity from certain holders of SFI Notes and the SFO Equity Conversion.  In addition to the $650 million to $700 million of new equity, the Plan also contemplates the Delayed Draw Equity Purchase, which is an additional $25 million of equity available until June 1, 2011, which can be drawn based upon the determination of the board of directors of SFI following the Effective Date (the “Postconfirmation Board”).

The new equity will be provided in the following components:

•                  The Offering - $505.5 million to purchase 67.380% or 62.733% of the New SFI Common Stock at an implied total equity value of $750.2 million or $805.8 million (depending on whether or not post-petition interest is determined to be payable to holders of the 2016 Notes) (the “Rights Offering Equity Value”), which is backstopped pursuant to the terms of the Amended Equity Commitment Agreement.

•                  Direct Equity Purchase - $75 million direct equity purchase by Backstop Purchasers, which represents 13.329% or 12.410% (depending on whether or not post-petition interest is determined to be payable to holders of the 2016 Notes) of the New SFI Common Stock at a discount of 25% to the Rights Offering Equity Value price outlined above.

•                  Additional Equity Purchase - $50 million additional equity purchase by certain Backstop Purchasers, which represents 6.665% or 6.205% (depending on whether or not post-petition interest is determined to be payable to holders of the 2016 Notes) of the New SFI Common Stock at the Rights Offering Equity Value.

•                  SFO Equity Conversion - $19.5 million or $69.5 million conversion of 2016 Notes by certain holders thereof, which represents 2.599% or 8.625% (depending on if post-petition interest is determined to be payable to holders of the 2016 Notes) of the New SFI Common Stock at the Rights Offering Equity Value.

•                  Delayed Draw Equity Purchase - An additional $25 million of equity is available to SFI from Pentwater Capital Management LP or its Affiliates (the “Delayed Draw Equity Purchasers”) until June 1, 2011, if approved by a majority of the members of the Postconfirmation Board.  The SFI Noteholder providing this commitment will receive a commitment fee of 0.526% of the New SFI Common Stock.

Additionally, under the Plan, holders of SFI Unsecured Claims (as such term is defined in the Plan), including SFI Noteholders, shall receive 9.5% of the New SFI Common Stock on account of their claims.

A total enterprise value is implied by the proposed purchase of approximately 76.6% of the New SFI Common Stock at the Rights Offering Equity Value by certain holders of SFI Notes and other Eligible Holders and the proposed New Financing, assuming all conditions related to the Offering are met and other purchases of equity by the Backstop Purchasers and the New Financing are completed.

It is important to note that the Backstop Purchasers are not third party, unaffiliated investors which is typically the case in a sale of a company where the determination of fair market value based upon a willing buyer and a willing seller with neither of them under any compulsion to transact.

The Backstop Purchasers have substantial ownership interests in the SFI Notes and the 2016 Notes at a cost basis not known to the Debtors or their advisors.  However, since an implied transaction value can be calculated from the new money equity investments contemplated by the Plan and the New Financing transactions, such implied value has served as the basis for the total enterprise value assumed by the Debtors for purposes of the calculations contained herein and supersedes all of the valuation disclosure and discussion contained on pages 100 to 109 in Disclosure Statement prepared by Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), financial advisor to the Debtors. As stated in the Disclosure Statement, Houlihan Lokey does not have any obligation to update, revise or reaffirm its estimate of enterprise value.  Accordingly, any potential Offering Participant should not rely upon Article VII “Projections and Valuation Analysis” contained in the Disclosure Statement when determining whether to participate in this Offering.

Subscription Price Per Share and Implied Enterprise Value from the Offering

Outlined below are calculations of the Subscription Price Per Share in the Offering depending on the treatment of the SFO post-petition interest, excluding the impact of any Delayed Draw Equity Purchase:

In the event that the Bankruptcy Court determines the 2016 Notes are not entitled to post-petition interest, the Subscription Price Per Share of $29.4204 is calculated based on: (i) a $505.5 million Offering divided by (ii) the approximate 67.380% of the New SFI Common Stock that the Offering represents (as set forth in the chart below), divided by (iii) the 25.5 million shares of New SFI Common Stock to be issued on the Effective Date under the Plan, excluding shares reserved for the Long-Term Incentive Plan ($505,500,000 / 67.380% / 25,500,000 shares = $29.4204 per share).

($ in millions)

	SFO Post-Petition Interest NOT Paid
				Implied	Implied TEV /	Implied TEV /
	$	%	Implied	Equity Value /	2009 Adjusted	2010 Adjusted
	Investment	Allocation	Equity Value	Share (1)	EBITDA (2)	EBITDA (3)
% Equity Allocations of Investments:
$75mm Direct Equity Purchase	$75.0	13.329%	$562.7	$22.0653	8.4x	7.0x
$505.5mm Rights Offering to SFI Unsecured Claims	505.5	67.380%	$750.2	$29.4204	9.3x	7.8x
$50mm Additional Equity Purchase	50.0	6.665%	$750.2	$29.4204	9.3x	7.8x
SFO Note Conversion Purchase	19.5	2.599%	$750.2	$29.4204	9.3x	7.8x
Total Equity to Investors	$650.0	89.974%

Equity Fee for $25mm Delayed Draw Commitment		0.526%
Direct Equity to SFI Unsecured Claims		9.500%
Total Equity (prior to Mgmt)		100.000%

Implied Transaction Value (4)

New Revolver (Average Balance Next 12 Months) (5)			$29.1		0.2x	0.1x
New First Lien Term Loan			770.0		4.1x	3.5x
New Second Lien Term Loan			250.0		5.4x	4.5x
Capital Leases and Other			9.7		5.5x	4.6x
Total Debt (6)			$1,058.8		5.5x	4.6x
Plus: Implied Equity Value from $505.5mm Rights Offering			750.2
Implied Total Enterprise Value from Rights Offering			$1,809.0		9.3x	7.8x

(1) Assumes 25.5 million shares of New SFI Common Stock issued as of the Effective Date (30 million shares, less 1.5 million shares reserved for restricted stock and 3.0 million shares reserved for options under the Long-Term Incentive Plan).  For purposes of the table, the implied equity value per share of New SFI Common Stock has been rounded.

(2) Based on 2009 Adjusted EBITDA of approximately $193.7 million.  “Adjusted EBITDA”, a non-GAAP measure, is defined as SFI’s and its consolidated subsidiaries’ income (loss) from continuing operations before cumulative effect of changes in accounting principles, discontinued operations, income tax expense or benefit, reorganization items, other income or expense, gain or loss on early extinguishment of debt, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, gain or loss on disposal of assets, interests of third parties in the Adjusted EBITDA of three parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta (the “Partnership Parks”)), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dick clark productions, inc.

(3) Based on projected 2010 Adjusted EBITDA of $231 million.

(4) Assumes the closing of the exit facility loans of $1.14 billion, the funding of the equity commitments set forth above, and the confirmation and effectiveness of the Plan.

(5) Assumes average utilization from May 2010 to April 2011.

(6) Excludes any obligation for redeemable noncontrolling interests related to equity interests in the Partnership Parks owned by nonaffiliated parties.

In the event that the Bankruptcy Court determines the 2016 Notes are entitled to post-petition interest, the Subscription Price Per Share of $29.4204 is calculated based on: (i) a $505.5 million Offering divided by (ii) the approximate 62.733% of New SFI Common Stock, that the Offering represents (as set forth in the chart below), divided by (iii) the 27.4 million shares of New SFI Common Stock to be issued on the Effective Date under the Plan, excluding shares reserved for the Long-Term Incentive Plan ($505,500,000 / 62.733% / 27,388,889 shares = $29.4204 per share).

($ in millions)

	SFO Post-Petition Interest is PAID
				Implied	Implied TEV /	Implied TEV /
	$	%	Implied	Equity Value /	2009 Adjusted	2010 Adjusted
	Investment	Allocation	Equity Value	Share (1)	EBITDA (2)	EBITDA (3)
% Equity Allocations of Investments:
$75mm Direct Equity Purchase	$75.0	12.410%	$604.3	$22.0653	8.6x	7.2x
$505.5mm Rights Offering to SFI Unsecured Claims	505.5	62.733%	$805.8	$29.4204	9.6x	8.1x
$50mm Additional Equity Purchase	50.0	6.205%	$805.8	$29.4204	9.6x	8.1x
SFO Note Conversion Purchase	69.5	8.625%	$805.8	$29.4204	9.6x	8.1x
Total Equity to Investors	$700.0	89.974%

Equity Fee for $25mm Delayed Draw Commitment		0.526%
Direct Equity to SFI Unsecured Claims		9.500%
Total Equity (prior to Mgmt)		100.000%

Implied Transaction Value (4)

New Revolver (Average Balance Next 12 Months) (5)			$29.1		0.2x	0.1x
New First Lien Term Loan			770.0		4.1x	3.5x
New Second Lien Term Loan			250.0		5.4x	4.5x
Capital Leases and Other			9.7		5.5x	4.6x
Total Debt (6)			$1,058.8		5.5x	4.6x
Plus: Implied Equity Value from $505.5mm Rights Offering			805.8
Implied Total Enterprise Value from Rights Offering			$1,864.6		9.6x	8.1x

(1) Assumes 27.4 million shares of New SFI Common Stock issued as of the Effective Date (32.2 million shares, less 1.6 million shares reserved for restricted stock and 3.2 million shares reserved for options under the Long-Term Incentive Plan).  The Offering will issue approximately 17.2 million shares whether or not post-petition interest is paid on the 2016 Notes.  For purposes of the table, the implied equity value per share of New SFI Common Stock has been rounded.

(2) Based on 2009 Adjusted EBITDA of approximately $193.7 million.

(3) Based on projected 2010 Adjusted EBITDA of $231 million.

(4) Assumes the closing of the exit facility loans of $1.14 billion, the funding of the equity commitments set forth above, and the confirmation and effectiveness of the Plan.

(5) Assumes average utilization from May 2010 to April 2011.

(6) Excludes any obligation for redeemable noncontrolling interests related to equity interests in the Partnership Parks owned by nonaffiliated parties.

To the extent the market value of Reorganized SFI differs from the $750.2 million or $805.8 million implied by the Offering in the two above-outlined scenarios, the Subscription Price Per Share may represent a premium or discounted price for the payment of each share of New SFI Common Stock; provided, however, that there can be no assurance that any market for the New SFI Common Stock will develop.  For example, if the market value of Reorganized SFI is $700 million as of the Effective Date, each share of New SFI Common Stock will be worth less than the Subscription Price Per Share and, thus, Eligible Holders participating in this Offering will pay a premium on the price per share of the New SFI Common Stock.  Alternatively, if the market value of Reorganized SFI is $900 million as of the Effective Date, each share of New SFI Common Stock will be worth more than the Subscription Price Per Share and, thus, Eligible Holders participating in this Offering will purchase the New SFI Common Stock at a discount.

Recoveries

Under the Plan, recoveries to the holders of SFTP Prepetition Credit Agreement Claims (as such term is defined in the Plan) and holders of SFO Unsecured Claims (as such term is defined in the Plan) are 100%, as set forth in the chart below.  Recoveries to the holders of SFI Unsecured Claims (as such term is defined in the Plan) (excluding any value attributable to the Offering) based upon the implied transaction value of $1.8139 billion or $1.8795 billion (as previously calculated on pages 4 and 5 herein) are either 7.7% or 8.2% (depending on if post-petition interest is determined to be payable to holders of the 2016 Notes) based upon a 9.5% allocation of the New SFI Common Stock under the Plan.

Class	Claim ($mm)	Recovery	Treatment
SFTP Prepetition Credit Agreement Claims (Class 4)	$1,148	100%	Paid in full in cash

SFO Unsecured Claims (Class 11)	$420 or $475	100%	Paid in full in cash

SFI Unsecured Claims (Class 14)	$896	7.7% or 8.2%	• To receive approximately 9.5% of the New SFI Common Stock • Ability to participate in Pro Rata Share of Offering for either 62.7% or 67.4% of New SFI Common Stock

POST-EMERGENCE FINANCING

The Plan provides for the Debtors to incur new indebtedness upon the Effective Date, consisting of (i) a senior secured first lien credit facility to be provided to SFTP (the “Exit First Lien Facility”) by a syndicate of lenders, (ii) a senior secured second lien credit facility to be provided to SFTP (the “Exit Second Lien Facility” and, together with the Exit First Lien Facility, the “Exit Facilities”) by a syndicate of lenders and (iii) a committed term loan facility to be provided to SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc., and SFOT Acquisition II, Inc (collectively, the “Acquisition Parties”) by Historic TW Inc. and its subsidiaries and affiliates, including TW and Time Warner, Inc. (“Time Warner”) (or one of its affiliates) to fund future “put” obligations.

It is expected that the Exit First Lien Facility will consist of an $890,000,000 senior secured credit facility comprised of a $120,000,000 revolving loan facility (the “Exit Revolving Loan”), which may be increased to up to $150,000,000 in certain circumstances, and a $770,000,000 term loan facility (the “Exit Facility First Lien Term Loan” and, together with the Exit Revolving Loan, the “Exit Facility First Lien Loans”).  Interest on the Exit First Lien Facility will accrue at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) + 4.25% in the case of the Exit Revolving Loan and LIBOR + 4.00% in the case of the Exit Facility First Lien Term Loan, with a 2.00% LIBOR floor and a 1.50% commitment fee on the average daily unused portion of the Exit Revolving Loan.  The principal amount of the Exit Revolving Loan will be due and payable on June 30, 2015 and the principal amount of the Exit Facility First Lien Term Loan will be due and payable on June 30, 2016.  The loan agreement governing the Exit First Lien Facility (the “Exit First Lien Facility Loan Agreement”) will require quarterly repayments of principal on the Exit First Lien Term Loan beginning in March

2013 in an amount equal to 0.25% of the initial aggregate principal amount of the Exit First Lien Term Loan and all remaining outstanding principal being due and payable on June 30, 2016.

It is expected that the Exit Second Lien Facility will consist of a $250,000,000 senior secured term loan facility (the “Exit Facility Second Lien Loan” and, together with the Exit Facility First Lien Loans, the “Exit Facility Loans”).  Interest on the Exit Facility Second Lien Loan will accrue at an annual rate equal to LIBOR + 8.00% with a 2.00% LIBOR floor.  The loan agreement governing the Exit Facility Second Lien Loan (the “Exit Second Lien Facility Loan Agreement” and, together with the Exit First Lien Facility Loan Agreement, the “Exit Facility Loan Agreements”) will not require any amortization of principal and the entire outstanding principal amount of the Exit Facility Second Lien Loan will be due and payable on December 31, 2016.

Amounts outstanding on the Exit Facilities will be guaranteed by SFI, SFO and each of the current and future direct and indirect domestic subsidiaries of SFTP; provided that to the extent SFTP acquires any non-wholly owned direct or indirect subsidiary after the closing date such subsidiary will not be required to be a guarantor and/or pledgor of the Exit Facilities (together with SFTP, collectively, the “Exit Financing Loan Parties”).  The proceeds of the Exit Facility First Lien Term Loan and Exit Facility Second Lien Loan together with the net proceeds from the Offering will be used to repay the outstanding amounts owed under the Prepetition Credit Agreement, and the Exit Revolving Loan will be used to meet working capital and other corporate needs of the Debtors, thereby facilitating their emergence from chapter 11.  The Exit First Lien Facility will be secured by first priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties and the Exit Second Lien Facility will be secured by second priority liens upon substantially all existing and after-acquired assets of the Exit Financing Loan Parties.  The Exit Facility Loan Agreements will contain certain representations, warranties and affirmative covenants, including minimum interest coverage and maximum senior leverage maintenance covenants and, with respect to the Exit First Lien Loan Agreement, a maximum first lien leverage maintenance covenant.  In addition, the Exit Facility Loan Agreements will contain restrictive covenants that limit, among other things, the ability of the Exit Financing Loan Parties to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, make investments or loans, engage in transactions with affiliates, pay dividends, make capital expenditures and repurchase capital stock.  The Exit Facility Loan Agreements will contain certain events of default, including payment, breaches of covenants and representations, cross defaults to other material indebtedness, judgment, changes of control and bankruptcy events of default.  The obligations of the lenders to initially fund under the Exit Facility Loan Agreements will be subject to certain customary conditions as well as confirmation of the Plan and the continuation of the existing senior management of the Debtors as the senior management of Reorganized SFI upon confirmation of the Plan.

In accordance with the Plan, the entry into the Exit Facility Loan Agreements by each of the Debtors after the Effective Date (the “Reorganized Debtors”) and the incurrence of the Exit Facility Loans on the Effective Date will be authorized by the Bankruptcy Court and without the need for any further corporate action and without any further action by holders of claims against the Debtors or the existing equity interests in all Debtors.

It is also expected that TW-SF LLC, a Delaware limited liability company (“TW”), or an affiliate of TW (the “New TW Lender”) will provide the Acquisition Parties with a $150,000,000 multi-draw term loan facility (the “New TW Loan”).  Interest on the New TW Loan will accrue at a rate equal to (i) the greater of (a) LIBOR and (b) 2.50% (or to the extent that any LIBOR or similar rate floor under the Exit Facility First Lien Loans (or under any senior term credit facility that amends, restates, amends and restates, refinances, modifies or extends the Exit First Lien Term Loan) is higher than 2.50%, such higher floor) plus (ii) the then “Applicable Margin” under the Exit First Lien Term Loan (or, if higher) under any successor term facility plus (iii) 1.00%.  In the event that any of the loan parties issue corporate bonds or other public debt, and the then applicable credit default swap spread is higher than the “Applicable Margin” referenced in the foregoing sentence, such “Applicable Margin” will be increased based on the applicable default swap spread then in effect, subject to a fixed cap.  Funding during the availability period under the New TW Loan will occur only on May 14th (or the immediately preceding business day) of each fiscal year (each a “Funding Date”) in which amounts required to satisfy the “put” obligations exceeds (a) for the fiscal year ending December 31, 2010, $10,000,000, (b) for the fiscal year ending December 31, 2011, $12,500,000 and (c) for each subsequent fiscal year, $15,000,000.  The principal amount of the New TW Loan borrowed on each Funding Date will be due and payable five years from such Funding Date.  The loan agreement governing the New TW Loan (the “New TW Loan Agreement”) will require prepayments with any cash of the Acquisition Parties (other than up $50,000 per year) including the proceeds received by the Acquisition Parties from the limited partnership interests in the Partnership Parks and is prepayable at any time at the option of the Acquisition Parties.  The New TW Loan will be unconditionally guaranteed on a joint and several and senior unsecured basis by SFI, SFO, SFTP and each of the current direct and indirect domestic subsidiaries of SFI who are or in the future become guarantors under the Exit Facilities (collectively, the “New TW Guarantors”) under the terms of a guaranty agreement (the “New TW Guarantee Agreement”) to be entered into by the New TW Guarantors in favor of the New TW Lender.  The New TW Loan Agreement and New TW Guarantee Agreement will contain representations, warranties, covenants and events of default on substantially similar terms as those contained in the Exit First Lien Facility.  TW’s obligation to make loans under the New TW Loan Agreement will be subject to certain customary conditions as well as confirmation of the Plan and the retention of the existing senior management of the Debtors continuing as the senior management of SFI following consummation of the Plan.

LIQUIDITY AND RESOURCES

SFI’s principal sources of liquidity are cash generated from operations, funds from borrowings and existing cash on hand.  SFI’s principal uses of cash include the funding of working capital obligations, debt service, investments in parks (including capital projects), preferred stock dividends (to the extent declared) and payments to SFI’s partners in the Partnership Parks.

Although SFI does not currently expect it will require debtor-in-possession financing during the chapter 11 filing, if its emergence is delayed beyond mid-May, SFI may require such financing to fund operations and “put” obligations related to the Partnership Parks.

If the Plan is confirmed, SFI believes that, based on historical and projected operating results, cash flows from operations, available cash and borrowings under the Exit Facility Loans, the New TW Loan and the Delayed Draw Equity Purchase, as described above, it will have adequate liquidity to meet its needs, including anticipated requirements for working capital, capital expenditures and scheduled debt and obligations under arrangements relating to the Partnership Parks.

SFI’s current and future liquidity is greatly dependent upon its operating results, which are driven largely by overall economic conditions as well as the price and perceived quality of the entertainment experience at its parks.  SFI’s liquidity could also be adversely affected by disruption in the availability of credit as well as unfavorable weather, accidents or the occurrence of an event or condition at its parks, including terrorist acts or threats, negative publicity or significant local competitive events, that could significantly reduce paid attendance and, therefore, revenue at any of its parks.  Furthermore, SFI’s liquidity has been and will be directly affected by the chapter 11 filing and the resolution of the chapter 11 filing.  See “Risk Factors.”

Since SFI’s business is both seasonal in nature and involves significant levels of cash transactions, SFI’s net operating cash flows are largely driven by attendance and per capita guest spending levels because its cash-based expenses are relatively fixed and do not vary significantly with either attendance or levels of per capita spending. These cash-based operating expenses include salaries and wages, employee benefits, advertising, outside services, repairs and maintenance, utilities and insurance.  As of December 31, 2009, changes for the year in working capital, excluding the current portion of long-term debt, impacting operating cash flows had a positive impact of approximately $0.9 million.

Upon emergence from chapter 11 under the Plan, SFI’s total debt is estimated to be approximately $1.0 billion, excluding any amounts under the Exit Revolving Loans.  Based on the proposed terms of the Exit Facility Loans, which are subject to change, and current interest rates, SFI expects that its annual cash interest expense will be approximately $75 million.

POSTCONFIRMATION BOARD

Reorganized SFI shall have a new board of directors, which shall consist of nine (9) directors (three (3) of which shall be independent as defined by the New York Stock Exchange (the “NYSE”)).  The Backstop Purchasers that collectively hold two thirds (2/3) of the aggregate backstop commitment as shall be set forth in the Amended Equity Commitment Agreement (the “Majority Backstop Purchasers”) shall select six (6) directors to the Postconfirmation Board (at least one (1) of which shall be independent), and one (1) director, which shall be independent, shall be selected by the Creditors’ Committee (such selections, in each case, to be made after consideration of preconfirmation directors designated by Mark Shapiro to serve in such capacity).  In addition, Mr. Shapiro shall serve as an initial director and shall be entitled to appoint the remaining director; provided, however, that such remaining director shall not be Daniel M. Snyder without the consent of the Majority Backstop Purchasers. Independent directors (including the designation and appointment, or qualification, of a third independent director), to the extent required by the NYSE, shall be qualified to serve on Reorganized SFI’s audit committee. All directors on the Postconfirmation Board shall stand for election annually.  The individuals selected by the Majority Backstop Purchasers and the Creditors’ Committee to serve on the initial Postconfirmation Board shall be listed in the Plan Supplement.

REGISTRATION RIGHTS AGREEMENT

On the Effective Date, Reorganized SFI expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with each holder of at least 1% of the New SFI Common Stock as of the Effective Date. Pursuant to the Registration Rights Agreement, Reorganized SFI shall agree to register the resale of the shares of New SFI Common Stock issued to such holders in accordance with the requirements of the Securities Act (including pursuant to a resale shelf registration statement pursuant to Rule 415 promulgated under the Securities Act).  The Registration Rights Agreement shall provide that, at any time from and after the Effective Date, holders party thereto collectively owning at least 20% of the then outstanding shares of New SFI Common Stock will have the right to require Reorganized SFI to effect certain underwritten registered offerings of such holders’ New SFI Common Stock, including New SFI Common Stock acquired pursuant to the Plan or this Offering, on the terms and conditions set forth in the Registration Rights Agreement.  Holders of the New SFI Common Stock entitled to demand such registrations shall be entitled to request an aggregate of five (5) underwritten offerings (which, individually, must include an amount of New SFI Common Stock to be registered and/or sold by such holders in excess of $100 million). In addition, holders party to the Registration Rights Agreement shall have unlimited piggyback registration rights.

LONG-TERM INCENTIVE PLAN

The Debtors have filed the Long-Term Incentive Plan with the Bankruptcy Court as part the Plan.  The Long-Term Incentive Plan shall become effective on the Effective Date.  The following is a summary of the material provisions of the Long-Term Incentive Plan.

The Long-Term Incentive Plan permits Reorganized SFI to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, deferred stock units, performance and cash-settled awards and dividend equivalents (collectively, “Awards”) to select employees, officers, directors and consultants of Reorganized SFI and its affiliates (collectively, “Eligible Persons”).  The Long-Term Incentive Plan will provide that no more than a certain number of shares of New SFI Common Stock may be issued pursuant to Awards under the Long-Term Incentive Plan as of the Effective Date, and if and to the extent the Delayed Draw Equity Purchase is consummated, up to a certain number of additional shares of New SFI Common Stock shall be available for issuance under the Long-Term Incentive Plan.  One-third of the total shares available for issuance under the Long-Term Incentive Plan shall be available for grants of restricted stock or restricted stock units.

Any stock options or stock appreciation rights granted under the Long-Term Incentive Plan must have an exercise price at least equal to 100% of the fair market value of the underlying shares New SFI Common Stock on the grant date.

Either the Postconfirmation Board or the compensation committee appointed by the Postconfirmation Board will administer the Long-Term Incentive Plan (the “Administrator”).  Subject to the terms of the Long-Term Incentive Plan, the Administrator has express authority to determine the Eligible Persons who will receive Awards, the number of shares of New SFI Common Stock, units or dollars to be covered by each Award, and the terms and conditions of Awards.  The Administrator has broad discretion to prescribe, amend, and rescind rules relating to the Long-Term Incentive Plan and its administration, to interpret and construe the Long-Term Incentive Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the Long-Term Incentive Plan.  Within the limits of the Long-Term Incentive Plan, the Administrator may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or extend or renew them.

The Administrator shall equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the Long-Term Incentive Plan but as to which no Awards have yet been granted or that have been returned to the Long-Term Incentive Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, merger, consolidation, change in form of organization or any other increase or decrease in the number of issued shares effected without receipt of consideration by Reorganized SFI.  In the event of any such transaction or event, the Administrator may (and shall if Reorganized SFI is not the surviving entity or the shares are otherwise no longer outstanding) provide in substitution for any or all outstanding Awards under the Long-Term Incentive Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.

In addition, in the event of a Change in Control (as defined in the Long-Term Incentive Plan), but subject to the terms of any Award agreements or employment-related agreements between Reorganized SFI or any of its affiliates and any participant, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor company or a parent or subsidiary of such successor company upon consummation of the transaction.  However, the Administrator may (and where so stated in the Long-Term Incentive Plan shall) at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of Reorganized SFI’s stockholders or any participant with respect to his or her outstanding Awards, take one or more of the following actions: (a) arrange for or otherwise provide that each outstanding Award will be assumed or substituted with a substantially equivalent award by a successor company or a parent or subsidiary of such successor company (“Successor Company”); (b) (A) to the extent required pursuant to the terms of an employment agreement between Reorganized SFI and a Participant that was in effect on or as of the Effective Date, or (B) if an Award is not assumed or substituted by the Successor Company or the stock or securities to be subject to any Award that would be so assumed or substituted is not publicly traded on an established securities market, the Administrator may (and shall with respect to Awards granted pursuant to any employment agreement filed in connection with the Long-Term Incentive Plan) accelerate the vesting of Awards so that Awards shall fully vest (and, to the extent applicable, become fully exercisable) immediately prior to the consummation of the Change in Control as to the shares of New SFI Common Stock that otherwise would have been unvested and provide that repurchase rights of Reorganized SFI with respect to shares of New SFI Common Stock issued upon exercise of an Award shall lapse as to the shares of New SFI Common Stock subject to such repurchase right; (c) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding vested Awards, and, if the consideration payable to Reorganized SFI or its stockholders in connection with the Change in Control is all cash, vested options and stock appreciation rights that have an exercise price greater than the then-current fair market value of the New SFI Common Stock may be cancelled for zero consideration; (d) terminate all or some of the unvested Awards upon the consummation of the transaction; or (e) make such other modifications, adjustments or amendments to outstanding Awards or Long-Term Incentive Plan as the Administrator deems necessary or appropriate.

The Postconfirmation Board may from time to time, amend, alter, suspend, discontinue or terminate the Long-Term Incentive Plan; provided that Long-Term Incentive Plan amendments shall be subject to approval of the holders of New SFI Common Stock to the extent the Postconfirmation Board determines such approval is required by applicable laws.  In addition, no amendment or termination of the Long-Term Incentive Plan may materially and adversely affect a participant’s rights under an Award already granted unless the participant consents in writing such termination or amendment or, in the case of an amendment, the amendment is required by applicable laws.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical and unaudited pro forma condensed consolidated financial information for SFI and its consolidated subsidiaries. The summary financial data for the year ended December 31, 2009 is derived from SFI’s audited consolidated financial statements included in SFI’s Annual Report on Form 10-K for the year ended December 31, 2009. The pro forma financial information is provided for informational purposes only, and is not intended to be a pro forma presentation under Article 11 of Regulation S-X.  These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in SFI’s Annual Report on Form 10-K for the year ended December 31, 2009. In addition, SFI’s historical financial statements will not be comparable to the financial statements of Reorganized SFI due to the effects of the consummation of the Plan as well as adjustments for fresh-start reporting.

Pro forma financial information

The following unaudited pro forma condensed consolidated financial information gives effect to reorganization entries as if the Effective Date and the resulting transactions had occurred on the first day of the period presented for the pro forma condensed consolidated statement of operations and on the date of the pro forma condensed consolidated balance sheet. The unaudited condensed pro forma financial information below does not purport to be indicative of our future operating results or financial condition and gives effect to the following:

•                  The transactions to be consummated in connection with the Plan, including the cancellation of all of SFI’s existing securities and the discharge of certain claims against the Debtors through the distribution of cash and New SFI Common Stock; and

•                  Application of the proceeds from our borrowings under the Exit Facility Loans, this Offering, the Direct Equity Purchase and the Additional Equity Purchase.

The unaudited pro forma condensed consolidated statement of operations does not reflect nonrecurring charges or credits and related tax effects which result directly from the transaction that would be reflected on the final consolidated statement of operations of SFI as Debtor-in-Possession, such as the impairment of goodwill or debt extinguishment gains.

The unaudited pro forma condensed consolidated financial information does not reflect the impact on continuing operations of the decision in 2010 to discontinue operations at the Louisville, Kentucky park, which in 2009 incurred $8.9 million in loss from continuing operations before reorganization items, including $4.2 million of deprecation and amortization.  Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the impact of certain immaterial transactions, such as the rejection of the office lease in New York City and the leasing of new office space.

The unaudited pro forma condensed consolidated financial information does not include the effect of fresh start reporting, which may change the carrying amount of assets, liabilities and redeemable noncontrolling interests on the balance sheet of Reorganized SFI to reflect the application of purchase accounting.  Goodwill, if any, would result if the reorganization value of Reorganized SFI exceeded the net total of the fair value of its assets, liabilities and redeemable noncontrolling interests.  Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired.

	Historical	Pro Forma
	Year Ended December 31, 2009	Year Ended December 31, 2009
	(in thousands)	(in thousands)
	(audited)	(unaudited)

Condensed Consolidated Statement of Operations:
Theme park admissions	$489,482	$489,482
Theme park food, merchandise and other	380,998	380,998
Sponsorship, licensing and other fees	42,381	42,381
Total Revenue	912,861	912,862

Operating expenses (including stock-based compensation of $0, $214,000 and $1,480,000 in 2009, 2008 and 2007, respectively)	425,367	425,367
Selling, general and administrative (including stock-based compensation of ($2,597,000, $5,988,000 and $11,045,000 in 2009, 2008 and 2007, respectively))	196,874	196,874
Costs of products sold	76,907	76,907
Depreciation	144,919	144,919
Amortization	972	972
Loss on disposal of assets	12,361	12,361
Interest expense(1)	106,313	85,766
Interest income	(878)	(878)
Equity in operations of partnerships	(3,122)	(3,122)
Other expense	17,304	17,304
Loss from continuing operations before reorganization items, income taxes and discontinued operations	(64,156)	(43,608)
Reorganization items	138,864	—
Loss from continuing operations before income taxes and discontinued operations	(203,020)	(43,608)
Income tax expense	2,902	2,902
Loss from continuing operations before discontinued operations	(205,922)	(46,510)
Discounted operations	11,827	11,827
Net loss	(194,095)	(34,683)
Less: Net income attributable to noncontrolling interests	(35,072)	(35,072)
Net loss attributable to SFI	$(229,167)	$(69,756)
Net loss applicable to SFI common stockholders	$(245,509)	$(69,756)
Weighted average number of common shares outstanding - basic and diluted:	97,720	25,500
Net loss per average common share outstanding - basic and diluted(2):
Loss from continuing operations applicable to SFI common stockholders	$(2.63)	$(3.20)
Discontinued operations applicable to SFI common stockholders	0.12	0.46
Net loss attributable to SFI common stockholders	$(2.51)	$(2.74)
Amounts attributable to SFI:
Loss from continuing operations	$(240,994)	$(81,583)
Discontinued operations	11,827	11,827
Net loss	$(229,167)	$(69,756)

(1) Interest expense includes deferred financing / discount (premium) amortization of $6.8 million and $8.7 million for 2009 historical and pro forma, respectively.

(2) The unaudited condensed pro forma financial information assumes that SFO post-petition interest will not be paid.  If the SFO post-petition interest were to be paid, it would result in an additional 2.2 million shares outstanding, which would result in a loss per average common share outstanding — basic and diluted from continuing operations applicable to SFI common stockholders of $2.94, discontinued operations applicable to SFI common stockholders of $0.43 and net loss attributable to SFI common stockholders of $2.51.

	Historical	Pro Forma
	As of December 31, 2009	As of December 31, 2009
	(in thousands)	(in thousands)
	(audited)	(unaudited)

Condensed Consolidated Balance Sheet:
Current assets:
Cash and cash equivalents(1)	$164,830	$55,848
Accounts receivable	19,862	19,862
Inventories	21,809	21,809
Prepaid expenses and other current assets	48,646	48,646
Total current assets	255,147	146,165
Other assets:
Debt issuance costs(2)	12,478	$37,150
Restricted-use investment securities	2,387	2,387
Deposits and other assets	98,583	98,583
Total other assets	113,448	138,120
Property and equipment net of accumulated depreciation	1,478,432	$1,478,432
Intangible assets, net of accumulated amortization(3)	1,060,625	610,790
Total assets(3)	$2,907,652	2,373,507

Liabilities & Stockholders’ Equity
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$25,323	$25,323
Accrued compensation, payroll taxes and benefits	55,139	55,139
Accrued interest payable(4)	14,332	46
Deferred income	19,904	19,904
Current portion of long-term debt(4)	308,749	1,417
Total current liabilities not subject to compromise	423,447	101,829
Long-term debt(5)	829,526	1,005,817
Other long-term liabilities	71,094	71,094
Deferred income taxes	120,602	120,602
Total liabilities	1,444,669	1,299,342
Total liabilities not subject to compromise	1,444,669	1,299,342
Liabilities subject to compromise	1,691,224	—
Total liabilities	3,135,893	1,314,542
Redeemable noncontrolling interests	355,933	355,933
Total stockholders’ equity(3)(6)(7)	(584,174)	718,232
Total liabilities & stockholders’ equity(3)	$2,907,652	2,373,507

(1) Pro forma cash and cash equivalents reflects the transactions consummated in connection with the Plan and estimated 2010 reorganization costs.

(2) Pro forma debt issuance costs reflect fees and legal expenses related to the Exit Facility Loans.

(3) The difference between the pro forma adjustments to assets and liabilities and stockholders’ equity has been assumed to affect goodwill.

(4) Pro forma current portion of long-term debt and accrued interest payable relate to capital leases.

(5) See “Capitalization” for the composition of pro forma Reorganized SFI long-term debt.

(6) The unaudited condensed pro forma financial information assumes that SFO post-petition interest will not be paid.  If the SFO post-petition interest were to be paid, it would result in additional assumed stockholders’ equity and goodwill of $55.2 million.  See “Risk Factors— If the Plan is not confirmed as to SFO, the SFTP Transfer described in the Plan will have adverse U.S. federal and state income tax consequences.”

(7) The unaudited condensed pro forma financial information assumes shareholders’ equity of $718.2 million, based on the $650 million in equity proceeds from the Offering, the Direct Equity Purchase, the Additional Equity Purchase and the SFO Equity Conversion divided by the 90.5% ownership of Reorganized SFI acquired from these transactions and the equity fee from the $25.0 million Delayed Draw Equity Purchase.

RISK FACTORS

In addition to the other information set forth in this Rights Offering Summary, you should carefully consider the following factors which could materially affect our business, financial condition or future results.  The risks described below are not the only risks we are facing.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially affect our business, financial condition or results of operation.

RISKS RELATED TO THE PLAN

FOR THE DURATION OF THE PROCEEDINGS RELATED TO THE PLAN, OUR OPERATIONS, INCLUDING OUR ABILITY TO EXECUTE OUR BUSINESS PLAN, WILL BE SUBJECT TO THE RISKS AND UNCERTAINTIES ASSOCIATED WITH BANKRUPTCY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

Risks and uncertainties associated with the Plan include the following:

•                  our ability to prosecute, confirm and consummate the Plan;

•                  the actions and decisions of our creditors and other third parties who have interests in the Plan that may be inconsistent with our plans;

•                  our ability to obtain court approval with respect to certain motions in proceedings related to the Plan;

•                  our ability to obtain and maintain financing necessary to carry out our operations, including debtor-in-possession financing if required;

•                  our ability to maintain contracts and leases that are critical to our operations; and

•                  our ability to utilize net operating loss (“NOLs”) carryforwards.

These risks and uncertainties could affect our business and operations in various ways. For example, negative events or publicity associated with the Plan could (i) adversely affect our revenues, (ii) cause suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require financial assurances of performance or refrain entirely from shipping goods to us, (iii) distract employees from performance of their duties or more easily attract them to other career opportunities, (iv) reduce sponsorship and international licensing revenues, or (v) cause our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic conditions, which in turn could have a material adverse effect on our business, financial condition, results of operations and liquidity, particularly if the proceedings related to the Plan are protracted.  In addition, for the duration of the proceedings related to the Plan, transactions outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit our ability to respond timely to certain events or take advantage of certain business opportunities.

Furthermore, as a result of the Plan, realization of assets and liquidation of liabilities are subject to uncertainty.  While operating as a debtor-in-possession under the protection of the Bankruptcy Code, we may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in our financial statements, subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business.  Further, the Plan could materially change the amounts and classifications reported in our consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of the Plan and the discharge of such liabilities.  Because of the risks and uncertainties associated with the Plan, the ultimate impact of events that occur during these proceedings on our business, financial condition, results of operations and liquidity cannot be predicted or quantified accurately. Additionally, the confirmation and consummation of the Plan will result in cancellation of any instrument evidencing an ownership interest in SFI, whether or not transferable, and all options, warrants or rights, contractual or otherwise (including, but not limited to, stockholders agreements, registration rights agreements, rights agreements, repurchase agreements and arrangements, or other similar instruments or documents), to acquire or relating to any such interests, all as of the Effective Date (the “Preconfirmation SFI Equity Interests”) or may result in the failure of SFI to continue as a public reporting company, which could cause any investment in SFI to become worthless.

In light of the foregoing, trading in our securities during the proceedings related to the Plan is highly speculative and poses substantial risks. Holders of SFI’s equity securities will have their common stock and the PIERS, prior to the Effective Date, cancelled and in return receive no payment or other consideration, and holders of our debt securities may receive a payment or other consideration that is less than the purchase price of such securities.

OPERATING UNDER BANKRUPTCY COURT PROTECTION FOR A LONG PERIOD OF TIME MAY HARM OUR BUSINESS.

A long period of operations under Bankruptcy Court protection could have a material adverse effect on our business, financial condition, results of operations and liquidity.  So long as the proceedings related to the Plan continue, our senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on our business operations.  A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of our business. In addition, the longer the proceedings related to the Plan continue, the more likely it is that our customers and suppliers will lose confidence in our ability to reorganize our businesses successfully and will seek to establish alternative commercial relationships.

Furthermore, so long as the proceedings related to the Plan continue, we will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Plan.  A prolonged continuation of the proceedings related to the Plan would also likely require us to seek debtor-in-possession financing.  While we do not currently expect to require debtor-in-possession financing, if our emergence from chapter 11 is delayed, we may require debtor-in-possession financing to fund operations and “put” obligations related to the Partnership Parks, which we mailed to holders on March 31, 2010.  If we require debtor-in-possession financing and we are unable to obtain such financing on favorable terms or at all, our chances of successfully reorganizing our business may be seriously jeopardized, the likelihood that we instead will be required to liquidate our assets may be enhanced, and, as a result, any securities in SFI could become further devalued or become worthless.

WE MAY NOT BE ABLE TO OBTAIN CONFIRMATION OF THE PLAN.

To emerge successfully from Bankruptcy Court protection as a viable entity, we must meet certain statutory requirements with respect to adequacy of disclosure with respect to a chapter 11 plan of reorganization, solicit and obtain the requisite acceptances of such a plan and fulfill other statutory conditions for confirmation of such a plan, which have not occurred to date.  The confirmation process is subject to numerous, unanticipated potential delays, including a delay in the Bankruptcy Court’s commencement of the confirmation hearing regarding the Plan, which, subject to adjournment, is currently schedule to begin on April 28, 2010.

We may not receive the requisite acceptances of constituencies in the proceedings related to the Plan.  Even if the requisite acceptances of the Plan are received, the Bankruptcy Court may not confirm the Plan.  The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors including, without limitation, the status and seniority of the claims or equity interests in the rejecting class (i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock).

At present, an informal committee of holders of the 2016 Notes has indicated that it does not support the Plan.  We believe that the class of creditors substantially consisting of claims held by the informal committee of holders of the 2016 Notes will vote to reject the Plan.  However, we do not believe that the support of informal committee of holders of the 2016 Notes is required to confirm the Plan.

If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether we would be able to reorganize our business and what, if anything, holders of claims against us would ultimately receive with respect to their claims.

WE MAY BE SUBJECT TO CLAIMS THAT WILL NOT BE DISCHARGED IN THE BANKRUPTCY CASES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND PROFITABILITY.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and specified debts arising afterwards. With few exceptions, all claims that arose prior to June 13, 2009 and before confirmation of a plan of reorganization (i) would be subject to compromise or treatment under the plan of reorganization or (ii) would be discharged in accordance with the Bankruptcy Code and the terms of the plan of reorganization. Any claims not ultimately discharged by the Bankruptcy Court could have an adverse effect on our results of operations and profitability.

THE PLAN WILL RESULT IN HOLDERS OF SFI’S EXISTING COMMON STOCK AND THE PIERS RECEIVING NO DISTRIBUTION ON ACCOUNT OF THEIR INTERESTS AND CANCELLATION OF THEIR EXISTING COMMON STOCK AND PIERS.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, post-petition liabilities and pre-petition liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a chapter 11 plan of reorganization.  The ultimate recovery to creditors and stockholders, if any, will not be determined until confirmation of such a plan.  No assurance can be given as to what values, if any, will be ascribed in the proceedings related to the Plan to each of these constituencies or what types or amounts of distributions, if any, they would receive.  The Plan will result in holders of SFI’s existing common stock and the PIERS receiving no distribution on account of their interests and the cancellation of their existing stock.  If certain requirements of the Bankruptcy Code are met, the Plan can be confirmed notwithstanding its rejection by the class comprising the interests of equity security holders.  The Plan contemplates, among other things, the exchange of New SFI Common Stock for certain claims against us and the cancellation of SFI’s existing common stock and the PIERS.  Therefore, an investment in SFI’s existing common stock or the PIERS is highly speculative and will become worthless (or be cancelled) in the future without any required approval or consent of SFI’s stockholders.

EVEN IF THE PLAN IS CONSUMMATED, WE WILL CONTINUE TO FACE RISKS.

Even if the Plan is consummated, we will continue to face a number of risks, including certain risks that are beyond our control, such as further deterioration or other changes in economic conditions, changes in our industry, changes in consumer demand for, and acceptance of, our services and increasing expenses.  Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed.  As a result of these risks and others, there is no guaranty that the Plan will achieve our stated goals.

In addition, at the outset of the filing of the chapter 11 case, the Bankruptcy Code gave the Debtors the exclusive right to propose the Plan and prohibited creditors, equity security holders and others from proposing a plan.  We have obtained extensions of this exclusivity period from the Bankruptcy Court and retain the exclusive right to propose the Plan.  If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse affect on our ability to achieve confirmation of the Plan in order to achieve our stated goals.

Furthermore, even if our debts are reduced or discharged through the Plan, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business after the completion of the proceedings related to the Plan.  Irrespective of the Exit Facility Loans, the New TW Loan, this Offering, the Direct Equity Purchase and Additional Equity Purchase, adequate funds may not be available when needed or may not be available on favorable terms.  Moreover, even if a majority of the members of the Postconfirmation Board approves the Delayed Draw Equity Purchase, there can be no assurance that the Delayed Draw Equity Purchasers will have then funds available at such time to make the Delayed Draw Equity Purchase.

OUR EXIT FACILITY LOAN AGREEMENTS AND THE NEW TW LOAN AGREEMENT WILL INCLUDE FINANCIAL AND OTHER COVENANTS THAT WILL IMPOSE RESTRICTIONS ON OUR FINANCIAL AND BUSINESS OPERATIONS.

As part of the Plan, we expect to enter into the Exit Facility Loan Agreements with various lenders, which Exit Facility Loan Agreements will contain financial covenants that will require us to maintain a minimum interest coverage ratio, a maximum senior secured leverage ratio and, with respect to the Exit First Lien Loan Agreement, a maximum first lien leverage ratio.

In addition, our Exit Facility Loan Agreements will restrict our ability to, among other things:

•                  incur additional indebtedness,

•                  incur liens,

•                  make investments,

•                  sell assets,

•                  pay dividends, repurchase stock and make other restricted payments, or

•                  engage in transactions with affiliates.

We also expect to enter into the New TW Loan Agreement and New TW Guarantee Agreement with the New TW Lender.  The New TW Loan Agreement and New TW Guarantee Agreement will contain covenants and events of default on substantially similar terms as those contained in the Exit Facility Loan Agreements.

Events beyond our control, such as weather and economic, financial and industry conditions, may affect our ability to continue meeting our financial covenant ratios under the Exit Facility Loan Agreements and the New TW Loan Agreement. The need to comply with these financial covenants and restrictions could limit our ability to execute our strategy and expand our business or prevent us from borrowing more money when necessary.

If we breach any of the covenants contained in the Exit Facility Loan Agreements or the New TW Loan Agreement, the principal of and accrued interest on the debt outstanding thereunder could become immediately due and payable. In addition, that default could constitute a cross-default under the instruments governing other indebtedness we may incur. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and the debt would become immediately due and payable. If that happens, we may not be able to satisfy our debt obligations, which would have a material adverse effect on our operations and the interests of our creditors and stockholders.

We can make no assurances that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

HISTORICAL FINANCIAL INFORMATION WILL NOT BE COMPARABLE.

If the Plan is consummated, our financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in our historical financial statements.

OUR RESTRUCTURING WILL HAVE OTHER ACCOUNTING IMPLICATIONS.

As a result of our restructuring under chapter 11 of the Bankruptcy Code, our financial statements will be subject to the accounting prescribed by FASB ASC Topic 852, “Reorganizations.”  Given that SFI’s existing stockholders will end up with less than 50% of SFI’s voting shares after we emerge from chapter 11, we will apply “Fresh-Start Reporting,” in which our assets, liabilities and redeemable noncontrolling interests will be recorded at their estimated fair value using the principles of purchase accounting contained in FASB ASC Topic 805, “Business Combinations” (“FASB ASC 805”).  Goodwill, if any, would result if the reorganization value of Reorganized SFI exceeded the net total of the fair value of its assets, liabilities and redeemable noncontrolling interests.  Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired.

IF THE PLAN IS NOT CONFIRMED AS TO SFO, THE SFTP TRANSFER DESCRIBED IN THE PLAN WILL HAVE ADVERSE U.S. FEDERAL AND STATE INCOME TAX CONSEQUENCES.

In the event the Plan is not confirmed as to SFO, the Plan provides for the transfer of all of SFTP’s property and assets (except the SFTP Residual Property which will be distributed to SFO) to a newly formed subsidiary of Reorganized SFI. These transactions will result in an unanticipated liability for income taxes that would adversely affect the Company’s anticipated cash flows and liquidity and could materially reduce the amount of NOLs that are available in future years to offset the consolidated U.S. federal income tax and the combined, consolidated and separate company state income tax of the group of corporations of which SFI is the common parent and of which join in the filing of a consolidated federal income tax return (the “Six Flags Group”) and its members.

RISKS RELATED TO THIS OFFERING

YOU WILL BE RESTRICTED FROM SELLING YOUR NEW SFI COMMON STOCK RECEIVED IN THIS OFFERING.

The New SFI Common Stock will be issued in this Offering without registration under the Securities Act or any state securities laws under exemptions from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.  Consequently, the New SFI Common Stock issued in this Offering is subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and any applicable state or other securities laws, pursuant to registration or any exemption therefrom.

RISKS RELATED TO OUR SUBSTANTIAL INDEBTEDNESS AND COMMON STOCK

WE HAVE A HISTORY OF NET LOSSES, AN ACCUMULATED STOCKHOLDERS’ DEFICIT AND PENDING OBLIGATIONS FOR WHICH WE DO NOT CURRENTLY HAVE SUFFICIENT LIQUIDITY.  ACCORDINGLY, WE HAVE STATED IN OUR FINANCIAL STATEMENTS INCLUDED HEREIN THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN UNLESS A SUCCESSFUL RESTRUCTURING OCCURS.

We have had a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover our relatively high percentage of fixed costs, including the interest costs on our debt and our depreciation expense.  We also have an accumulated stockholders’ deficit of $584.2 million at December 31, 2009.  In addition, the PIERS required mandatory redemption by August 15, 2009 at 100% of the liquidation preference in cash, which amounted to approximately $275.4 million (after giving effect to $12.1 million of PIERS that converted to existing common stock in the third quarter of 2009), plus accrued and unpaid dividends of approximately $31.2 million.  We were not able to satisfy this obligation.  Under the Plan, the PIERS are considered an unsecured equity interest subject to compromise and the holders of such instruments are expected to receive no recovery.  In accordance with the guidance provided in FASB ASC Topic 480, “Distinguishing Liabilities from Equity” and FASB ASC 852, as of December 31, 2009 we classified the $275.4 million redemption value of PIERS plus accrued and unpaid dividends of approximately $31.2 million in liabilities subject to compromise, as the PIERS became an unconditional obligation as of August 15, 2009.

Our auditors, KPMG LLP, have included an explanatory paragraph in their opinion to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 5, 2010, on our consolidated financial statements that there is substantial doubt about our ability to continue as a going concern.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND TO FUND CAPITAL EXPENDITURES AND OTHER OBLIGATIONS ASSUMING EMERGENCE FROM CHAPTER 11.  OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Assuming our emergence from chapter 11 under the Plan, we expect to have approximately $1.0 billion of outstanding indebtedness on a pro forma basis, excluding any amounts under the Exit Revolving Loan. Our ability to make scheduled payments of principal of, or to pay the interest on our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a large extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control.

Upon emergence from chapter 11 under the Plan, SFI’s total debt is estimated to be approximately $1.0 billion, excluding any amounts under the Exit Revolving Loan.  Based on the proposed terms of the Exit Facility Loans, which are subject to change, and current interest rates, SFI expects that its annual cash interest expense will be approximately $75 million.

We must satisfy the following obligations with respect to the Partnership Parks:

•                  We must make annual distributions to our partners in the Partnership Parks, which will amount to approximately $62.3 million in 2010 (of which SFI will receive approximately $26.3 million in 2010 as a result of its ownership interest in the Partnership Parks) with similar amounts (adjusted for changes in cost of living) payable in future years.

•                  We must spend a minimum of approximately 6% of each park’s annual revenues over specified periods for capital expenditures.

•                  Each year we must offer to purchase a specified maximum number of partnership units from our partners in the Partnership Parks, which number accumulates to the extent units are not tendered.  The maximum number of units that we could be required to purchase in 2010 would result in an aggregate payment by us of approximately $307.8 million.  The annual incremental unit purchase obligation (without taking into account accumulation from prior years) aggregates approximately $31.1 million for both parks based on current purchase prices.  As we purchase additional units, we are entitled to a proportionate increase in our share of the minimum annual distributions.  In 2009, we received “put” notices from holders of partnership units with an aggregate “put” price of approximately $65.5 million, of which the general partner of the Georgia limited partnership elected to purchase 50% of the Georgia units that were “put” for a total purchase price of approximately $7.0 million.  TW provided us with a $52.5 million loan to enable us to fund our 2009

“put” obligations, of which $30.4 million was outstanding at December 31, 2009 (the “Existing TW Loan”).  Until such loan is repaid, which is provided for under the Plan, TW is entitled to our share of the annual minimum distribution of the Partnership Parks.  In future years, we may need to incur indebtedness under the New TW Loan to satisfy such unit purchase obligations.

We expect to use cash flow from the operations at the Partnership Parks to satisfy all or part of our annual distribution and capital expenditure obligations with respect to these parks before we use any of our other funds.  The two partnerships generated approximately $24.3 million of cash in 2009 from operating activities after deduction of capital expenditures and excluding the impact of short-term intercompany advances from or repayments to SFI. At December 31, 2008 and December 31, 2009, we had total loans, which are subordinated, outstanding of $198.5 million and $233.0 million, respectively, to the partnerships that own the Partnership Parks, primarily to fund the acquisition of Six Flags White Water Atlanta, working capital and capital improvements.  The obligations relating to Six Flags Over Georgia continue until 2027 and those relating to Six Flags Over Texas continue until 2028.

Although we are contractually committed to make approximately CAD$4.5 million of capital and other expenditures at La Ronde no later than May 1, 2011, the vast majority of our capital expenditures in 2010 and beyond will be made on a discretionary basis, although such expenditures are important to the parks’ ability to sustain and grow revenues.  We spent $98.7 million on capital expenditures for all of our continuing operations in the 2009 calendar year (net of property insurance recoveries) and we plan on spending approximately $91.0 million on capital expenditures in 2010 (net of property insurance recoveries).

Upon emergence from chapter 11 under the Plan, our high level of debt under the Exit Facility Loans and the New TW Loan and our other obligations could have important negative consequences to us and investors in our securities. These include the following:

•                  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under the instruments governing our outstanding debt, which may cause a cross-default or cross-acceleration on other debt we may have incurred.

•                  We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancing or other purposes.

•                  We could have difficulties obtaining additional financing to fund our annual Partnership Park obligations if the amount of the New TW Loan is not sufficient.

•                  We will have to use a significant part of our cash flow to make payments on our debt and to satisfy the other obligations set forth above, which may reduce the capital available for operations and expansion.

•                  Adverse economic or industry conditions may have more of a negative impact on us.

We cannot be sure that cash generated from our parks will be as high as we expect or that our expenses will not be higher than we expect.  Because a large portion of our expenses are fixed in any given year, our operating cash flow margins are highly dependent on revenues, which are largely driven by attendance levels, in-park spending and sponsorship and licensing activity. A lower amount of cash generated from our parks or higher expenses than expected, when coupled with our debt obligations, could adversely affect our ability to fund our operations.

CHANGES IN OUR CREDIT RATINGS MAY ADVERSELY AFFECT THE PRICE OF SFI’S COMMON STOCK AND NEGATIVELY IMPACT OUR ABILITY TO REFINANCE OUR REMAINING DEBT.

Credit rating agencies continually review their ratings for the companies they follow, including us.  In March 2010, Moody’s Investors Service (“Moody’s”) updated its ratings of Six Flags and assigned a (i) corporate credit rating of “(P)B2” and (ii) debt rating of the Exit First Lien Facility of “(P)B1”.  In April 2010, Moody’s initiated the debt rating of the Exit Second Lien Facility of “(P)Caa1”.  Moody’s has placed our corporate credit ratings on “stable outlook.”  Standard and Poor’s Rating Service is expected to rate us upon our emergence from chapter 11.  A further negative change in our ratings or the perception that such a change could occur may further adversely affect the market price of our securities, including SFI’s common stock and public debt.

HOLDING COMPANY STRUCTURE—ACCESS TO CASH FLOW OF MOST OF SFI’S SUBSIDIARIES IS LIMITED.

SFI and SFO are holding companies whose primary assets consist of shares of stock or other equity interests in its subsidiaries, and SFI and SFO conduct substantially all of their current operations through their subsidiaries.  Almost all of their income is derived from their subsidiaries.  Accordingly, SFI is dependent on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations.  We had $164.8 million of cash and cash equivalents on a consolidated basis at December 31, 2009, of which $0.1 million was held at SFI.

Other than SFI’s interests in the Partnership Parks, all of SFI’s current operations are conducted by subsidiaries of SFO, SFI’s principal direct wholly-owned subsidiary.  SFI may, in the future, transfer other assets to SFO or other entities owned by SFI.  The Exit Facility Loans and the New TW Loan will limit the ability of SFTP and its subsidiaries to pay dividends or make other distributions to SFI.

ANTI-TAKEOVER PROVISIONS—PROVISIONS IN SFI’S CORPORATE DOCUMENTS AND THE LAW OF THE STATE OF DELAWARE AS WELL AS CHANGE OF CONTROL PROVISIONS IN CERTAIN OF OUR DEBT AND OTHER AGREEMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO STOCKHOLDERS, OR COULD HAVE A MATERIALLY NEGATIVE IMPACT ON OUR BUSINESS.

Certain provisions in SFI’s Restated Certificate of Incorporation, the Exit Facility Loan Agreements and the New TW Loan Agreement may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

SFI’s Restated Certificate of Incorporation provides for the issuance of up to 5,000,000 shares of preferred stock, and, under the Plan, upon emergence from chapter 11, SFI’s amended and restated Certificate of Incorporation will provide for the issuance of up to a specified amount of preferred stock, with such designations, rights and preferences as may be determined from time to time by SFI’s board of directors.  The authorization of preferred shares empowers SFI’s board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of SFI’s common stock.  If issued, the preferred stock could also dilute the holders of SFI’s common stock and could be used to discourage, delay or prevent a change of control of us.

Additionally, upon emergence from chapter 11 under the Plan, SFI’s amended and restated Certificate of Incorporation will contain a provision pursuant to which, for one year following the Effective Date, stockholders are prohibited from calling a special meeting of stockholders for the purpose of removing directors unless a majority of the Postconfirmation Board calls a special meeting at which 80% of the stockholders would have to approve any such removal.  Moreover, under SFI’s amended and restated Certificate of Incorporation, there shall be no election of directors for at least one year following the Effective Date unless a majority of the full Postconfirmation Board calls an earlier annual meeting.

If, following emergence from chapter 11, SFI’s common stock is listed on a national securities exchange or held of record by more than 2,000 holders, SFI would be subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances.  These provisions may have the effect of delaying or preventing a change of control.  All of these factors could materially adversely affect the price of SFI’s common stock.

The Exit Facility Loan Agreements and the New TW Loan Agreement will contain provisions pursuant to which it would be an event of default under the Exit Facility Loan Agreements and the New TW Loan Agreement if any “person” becomes the beneficial owner of more than 35% of SFI’s New SFI Common Stock.  This could deter certain parties from seeking to acquire us and if any “person” were to become the beneficial owner of more than 35% of SFI’s New SFI Common Stock, we would not be able to repay such indebtedness.

We have the exclusive right to use certain Warner Bros. and DC Comics characters in our theme parks in the United States (except in the Las Vegas metropolitan area), Canada, Mexico and other countries.  Warner Bros. can terminate these licenses under certain circumstances, including the acquisition of us by persons engaged in the movie or television industries. This could deter certain parties from seeking to acquire us.

WE MAY BE REQUIRED TO RECOGNIZE CANCELLATION OF INDEBTEDNESS INCOME AND OUR ABILITY TO UTILIZE OUR NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED IF WE SUCCESSFULLY CONSUMMATE THE PLAN.

For U.S. federal income tax purposes, the Six Flags Group files a consolidated federal income tax return.  We estimate that as of December 31, 2009, the Six Flags Group has consolidated NOLs of approximately $2.0 billion.

Pursuant to the Plan, our aggregate outstanding indebtedness will be substantially reduced.  In general, the discharge of a debt obligation for cash and property (including New SFI Common Stock) having a value less than the amount owed gives rise to cancellation of debt (“COD”) income.  However, exception is made for COD income arising in a bankruptcy proceeding.  Under this exception, the taxpayer does not include the COD income in its taxable income, but must instead reduce the following tax attributes, in the following order, by the amount of COD income: (i) NOLs (beginning with NOLs for the year of the COD income, then the oldest and then next-to-oldest NOLs, and so on), (ii) general business tax credits (in the order generally taken into account in computing tax liability), (iii) alternative minimum tax credits, (iv) net capital losses (beginning with capital losses for the year of the COD income, then the oldest and then next to oldest capital losses, and so on), (v) tax basis of assets (but not below the liabilities remaining after debt cancellation); (vi) passive activity losses, and (vii) foreign tax credits (in the order generally taken into account in computing tax liability).  Alternatively, a debtor may elect to first reduce the basis of its depreciable and amortizable property.  The debtor’s tax attributes are not reduced until after determination of the debtor’s tax liability for the year of the COD income.  Any COD income in excess of available tax attributes is forgiven, but may result in excess loss account recapture income.  We do not expect to have COD income that exceeds our available tax attributes.

The issuance of New SFI Common Stock to creditors pursuant to the Plan will cause an “ownership change” under section 382 of the Tax Code.  If a corporation undergoes an “ownership change,” the amount of its pre-change losses and certain other tax attributes that may be utilized to offset future taxable income will be subject to an annual “Section 382 limitation” (unless the Bankruptcy Exception, discussed below, applies).  Any NOLs that are not utilized in a given year because of the Section 382 limitation remain available for use in future years until their normal expiration date, subject to the Section 382 limitation in such future years.  The Section 382 limitation generally is equal to the value of the corporation’s equity immediately before the ownership change multiplied by the applicable “long-term tax-exempt bond rate,” which is published monthly by the Internal Revenue Service.  The value of the corporation’s equity is subject to adjustment in the case of certain corporate contractions, the existence of substantial nonbusiness assets and capital contributions.  Under one of two special rules for companies in bankruptcy proceedings, the value of the corporation’s equity for purposes of computing the Section 382 limitation is increased to reflect cancellation of debt that occurred in the bankruptcy reorganization.  Under this rule, the value of the our equity for purposes of computing our Section 382 limitation will be the lesser of the value of the New SFI Common Stock immediately after the ownership change or the value of our assets immediately before the ownership change.

The Section 382 limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change).  Built-in income for this purpose includes the amount by which tax depreciation and amortization expenses during the five-year period are less than they would have been if our assets had a tax basis on the date of the ownership change equal to their fair market value at such time.  Because most of our assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, it is expected that our NOL limitation for the five years following the ownership change will be substantially increased by built-in income.  To the extent the Section 382 limitation exceeds taxable income in a given year, the excess is carried forward and increases the Section 382 limitation in succeeding taxable years.

An alternate bankruptcy exception applies if qualified creditors acquire 50% of the New SFI Common Stock in exchange for their Claims (the “Bankruptcy Exception”).  If the Bankruptcy Exception applied, our use of pre-change losses would not be subject to the Section 382 limitation.  Instead, our NOLs would be reduced by the amount of interest deducted, during the taxable year that includes the Effective Date and the three preceding taxable years, on claims exchanged for New SFI Common Stock.  If a second ownership change occurred during the two years following the Effective Date, our NOLs at the time of the second ownership change would be effectively eliminated.  We expect to make an election for the Bankruptcy Exception not to apply.

Alternative minimum tax (“AMT”) is owed on a corporation’s AMT income, at a 20% tax rate, to the extent AMT exceeds the corporation’s regular U.S. federal income tax in a given year.  In computing taxable income for AMT purposes, certain deductions and beneficial allowances are modified or eliminated.  One modification is a limitation on the use of NOLs for AMT purposes.  Specifically, no more than 90% of AMT income can be offset with NOLs (as recomputed for AMT purposes).  Therefore, AMT will be owed in years We have positive AMT income, even if all of our regular taxable income for the year is offset with NOLs.  As a result, our AMT income (before AMT NOLs) in those years will be taxed at a 2% effective U.S. federal income tax rate (i.e., 10% of AMT income that cannot be offset with NOLs, multiplied by 20% AMT rate).  The amount of AMT we pay will be allowed as a nonrefundable credit against regular federal income tax in future taxable year to the extent regular tax exceeds AMT in such years.

SFI HAS NOT PAID CASH DIVIDENDS ON ITS EXISTING COMMON STOCK AND DOES NOT CURRENTLY ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

SFI has not paid cash dividends to date on its existing common stock and does not currently anticipate paying any cash dividends on its common stock in the foreseeable future.  The terms of the Exit Facility Loans and the New TW Loan will restrict SFI’s ability to pay cash dividends on the New SFI Common Stock and repurchase shares of the New SFI Common Stock.

SFI’S STOCK IS NO LONGER LISTED ON A NATIONAL SECURITIES EXCHANGE. IT WILL LIKELY BE MORE DIFFICULT FOR STOCKHOLDERS AND INVESTORS TO SELL THEIR COMMON STOCK OR TO OBTAIN ACCURATE QUOTATIONS OF THE SHARE PRICE OF SFI’S COMMON STOCK.

Effective April 17, 2009, the NYSE suspended trading in SFI’s existing common stock and the PIERS. SFI’s existing common stock and the PIERS are now traded on the over-the-counter market under the symbols “SIXFQ” and “SIXFPFQ,” respectively. The trading of SFI’s existing common stock and the PIERS on the over-the-counter market may negatively impact the trading price of SFI’s existing common stock and the PIERS and the levels of liquidity available to SFI’s stockholders.  In addition, following our emergence from chapter 11, while SFI intends to apply to have the New SFI Common Stock listed on a national securities exchange, it can provide no assurance that it will be able to obtain a listing for the New SFI Common Stock on a national securities exchange.  Moreover, we can provide no assurance that the market price of the New SFI Common Stock will reflect the Subscription Price Per Share in this Offering.

RISKS RELATED TO OUR BUSINESS

GENERAL ECONOMIC CONDITIONS AND THE GLOBAL RECESSION MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION THAT WE CURRENTLY CANNOT PREDICT.

General economic conditions and the global recession may have an adverse impact on our business and our financial condition.  The current negative economic conditions affect our guests’ levels of discretionary spending. A decrease in discretionary spending due to decreases in consumer confidence in the economy or us, a continued economic slowdown or further deterioration in the economy, could adversely affect the frequency with which our guests choose to visit our theme parks and the amount that our guests spend on our products when they visit. This could lead to a decrease in our revenues, operating income and cash flows.

Additionally, general economic conditions and the global recession could impact our ability to obtain supplies, services and credit as well as the ability of third parties to meet their obligations to us, including, for example, payment of claims by our insurance carriers and/or the funding of our lines of credit.

VARIOUS FACTORS—LOCAL CONDITIONS, EVENTS, NATURAL DISASTERS, DISTURBANCES, CONTAGIOUS DISEASES, AND TERRORIST ACTIVITIES—CAN ADVERSELY IMPACT PARK ATTENDANCE.

Lower attendance at our parks may be caused by various local conditions, events, weather, contagious diseases, or natural disasters.  In addition, since some of our parks are near major urban areas and appeal to teenagers and young adults, there may be disturbances at one or more parks which negatively affect our image. This may result in a decrease in attendance at the affected parks.  We work with local police authorities on security-related precautions to prevent these types of occurrences.  We can make no assurance, however, that these precautions will be able to prevent any disturbances.  We believe that our ownership of many parks in different geographic locations reduces the effects of these types of occurrences on our consolidated results.

Our business and financial results were adversely impacted by the terrorist activities occurring in the United States on September 11, 2001.  Terrorist alerts and threats of future terrorist activities may adversely affect attendance at our parks.  We cannot predict what effect any further terrorist activities that may occur in the future may have on our business and results of operations.

RISK OF ACCIDENTS—THERE IS A RISK OF ACCIDENTS OCCURRING AT OUR PARKS OR COMPETING PARKS WHICH MAY REDUCE ATTENDANCE AND NEGATIVELY IMPACT OUR OPERATIONS.

Almost all of our parks feature “thrill rides.”  While we carefully maintain the safety of our rides, there are inherent risks involved with these attractions.  An accident or an injury (including water-borne illnesses on water rides) at any of our parks or at parks operated by our competitors, particularly accidents or injuries that attract media attention, may reduce attendance at our parks, causing a decrease in revenues.

We maintain insurance of the type and in amounts that we believe is commercially reasonable and that is available to businesses in our industry.  We maintain multi-layered general liability policies that provide for excess liability coverage of up to $100,000,000 per occurrence.  For incidents arising after November 15, 2003, our self-insured retention is $2,500,000 per occurrence ($2,000,000 per occurrence for the twelve months ended November 15, 2003 and $1,000,000 per occurrence for the twelve months ended November 15, 2002) for our domestic parks and a nominal amount per occurrence for our international parks.  Defense costs are in addition to these retentions.  In addition, for incidents arising after November 1, 2004 but prior to December 31, 2008, we have a one-time additional $500,000 self-insured retention, in the aggregate, applicable to all claims in the policy year.  For incidents arising on or after December 31, 2008, our self-insured retention is $2,000,000, followed by a $500,000 deductible per occurrence applicable to all claims in the policy year for our domestic parks and our parks in Canada and a nominal amount per occurrence for our park in Mexico.  Our deductible after November 15, 2003 is $750,000 for workers’ compensation claims ($500,000 deductible for the period from November 15, 2001 to November 15, 2003).  Our general liability policies cover the cost of punitive damages only in certain jurisdictions.  Based upon reported claims and an estimate for incurred, but not claims, we accrue a liability for our self-insured retention contingencies.  We also maintain fire and extended coverage, business interruption, terrorism and other forms of insurance typical to businesses in this industry.  The fire and extended coverage policies insure our real and personal properties (other than land) against physical damage resulting from a variety of hazards. Our current insurance policies expire on December 31, 2010.  We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

ADVERSE WEATHER CONDITIONS—BAD WEATHER CAN ADVERSELY IMPACT ATTENDANCE AT OUR PARKS.

Because most of the attractions at our theme parks are outdoors, attendance at our parks is adversely affected by bad weather and forecasts of bad weather.  The effects of bad weather on attendance can be more pronounced at our water parks.  Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to our parks, which negatively affects our revenues.  Although we believe that our ownership of many parks in different geographic locations reduces the effect that adverse weather can have on our consolidated results, we believe that our operating results in certain years were adversely affected by abnormally hot, cold and/or wet weather in a number of our major U.S. markets.  In addition, since a number of our parks are geographically concentrated in the eastern portion of the United States, a weather pattern that affects that area could adversely affect a number of our parks.  Also, bad weather and forecasts of bad weather on weekend days have greater negative impact than on weekdays because weekend days are typically peak days for attendance at our parks.

SEASONALITY—OUR OPERATIONS ARE SEASONAL.

Our operations are seasonal.  Approximately 84% of our annual park attendance and revenue occurs during the second and third calendar quarters of each year.  As a result, when conditions or events described in the above risk factors occur during the operating season, particularly during the peak season of July and August, there is only a limited period of time during which the impact of those conditions or events can be mitigated.  Accordingly, such conditions or events may have a disproportionately adverse effect on our revenues and cash flow.  In addition, most of our expenses for maintenance and costs of adding new attractions are incurred when the parks are closed in the mid to late autumn and winter months.  For this reason, a sequential quarter to quarter comparison is not a good indication of our performance or of how we will perform in the future.

As a result of our chapter 11 filing, we no longer have access to borrowings under our revolving facilities to fund off-season expenses.  Our ability to borrow under the Exit Revolving

Loan will be dependent upon compliance with certain conditions, including various coverage ratios and the absence of any material adverse change in our business or financial condition.  In October 2008 and the third quarter of 2009, we borrowed $244.2 million and $27.6 million, respectively, under the revolving facility portion of the Prepetition Credit Agreement to ensure the availability of liquidity to fund our off-season expenditures given difficulties in the global credit markets, and at December 31, 2009, on a pro forma basis, we had $55.9 million in unrestricted cash.  If we emerge from chapter 11 under the Plan and if we were to become unable to borrow under the Exit Revolving Loans, we would likely be unable to pay in full our off-season obligations and may be unable to meet our repurchase obligations (if any) with respect to repurchases of partnership units in the Partnership Parks.

COMPETITION—THE THEME PARK INDUSTRY COMPETES WITH NUMEROUS ENTERTAINMENT ALTERNATIVES.

Our parks compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, home entertainment options, sports attractions and vacation travel.  Our business is also subject to factors that affect the recreation and leisure time industries generally, such as general economic conditions, including relative fuel prices, and changes in consumer spending habits.  The principal competitive factors of a park include location, price, the uniqueness and perceived quality of the rides and attractions, the atmosphere and cleanliness of the park and the quality of its food and entertainment.

CUSTOMER PRIVACY—IF WE ARE UNABLE TO PROTECT OUR CUSTOMERS’ CREDIT CARD DATA, WE COULD BE EXPOSED TO DATA LOSS, LITIGATION AND LIABILITY, AND OUR REPUTATION COULD BE SIGNIFICANTLY HARMED.

In connection with credit card sales, we transmit confidential credit card information securely over public networks and store it in our data warehouse.  Third parties may have the technology or know-how to breach the security of this customer information, and our security measures may not effectively prohibit others from obtaining improper access to this information.  If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations.  Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

LABOR COSTS—INCREASED COSTS OF LABOR, PENSION, POST-RETIREMENT AND MEDICAL AND OTHER EMPLOYEE HEALTH AND WELFARE BENEFITS MAY REDUCE OUR RESULTS OF OPERATIONS.

Labor is a primary component in the cost of operating our business.  We devote significant resources to recruiting and training our managers and employees.  Increased labor costs, due to competition, increased minimum wage or employee benefit costs or otherwise, would adversely impact our operating expenses.  In addition, our success depends on our ability to attract, motivate and retain qualified employees to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

With more than 2,000 full-time employees, our results of operations are also substantially affected by costs of retirement and medical benefits.  In recent years, we have experienced significant increases in these costs as a result of macro-economic factors beyond our control, including increases in health care costs, declines in investment returns on pension plan assets and changes in discount rates used to calculate pension and related liabilities.  At least some of these macro-economic factors may continue to put pressure on the cost of providing pension and medical benefits.  Although we have actively sought to control increases in these costs (including our decision in February 2006 to “freeze” our pension plan, effective March 31, 2006, eliminate required 401(k) employer matching beginning in 2010, and certain revisions to our employee health and welfare benefits), there can be no assurance that we will succeed in limiting cost increases, and continued upward pressure, including as a result of any new legislation, could reduce the profitability of our businesses.

CAPITALIZATION

The following table sets forth as of December 31, 2009:

•                  our actual capitalization; and

•                  our capitalization after giving pro forma effect, assuming that the Plan is confirmed by the Bankruptcy Court, as if it had occurred on December 31, 2009, assuming that no post-petition interest is paid on the 2016 Notes and that the Delayed Draw Equity Purchase has not occurred.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009.  The pro forma amounts in this table do not reflect the effect of fresh start reporting.

	December 31, 2009
	Actual	As Adjusted
	(in thousands)
	(unaudited)

Cash and cash equivalents	$164,830	$55,848

Restricted-use investments	$2,387	$2,387

Current maturities of long-term debt(1)(2)	$439,827	$1,417

Long-term debt (excluding current maturities)(3):
Prepetition Credit Agreement(1)	$820,250	$—
Exit First Lien Facility	—	770,000
Exit Second Lien Facility	—	250,000
Existing TW Loan (1)	8,258	—
SFI 9¾% Senior Notes due 2013(2)	142,441	—
SFI 9 5/8% Senior Notes due 2014(2)	314,787	—
SFI 4½% Convertible Senior Notes due 2015(2)	280,000	—
SFO 12¼% Senior Notes due 2016 (2)	400,000	—
Other indebtedness(4)	1,017	1,017
Net premiums	—	(15,200)

Total long-term debt	1,966,753	1,005,817

Redeemable minority interests	355,933	355,933

7¼% Mandatorily redeemable preferred stock, $1.00 par value per share (represented by the PIERS)	306,650	—

Stockholders’ equity (deficit)(5)	(584,174)	718,232

Total capitalization	$2,487,376	$2,083,786

(1) Actual balance includes $835.1 million outstanding under the $850.0 million term loan portion of the Prepetition Credit Agreement, $270.3 million outstanding under the $275.0 million working capital revolving credit portion of the Prepetition Credit Agreement, $131.1 aggregate principal amount of 2010 Notes, $22.2 million of the Existing TW Loan (which will be repaid in full under the Plan), and $1.4 million of capital leases.

(2) As adjusted amount reflects the cancellation pursuant to the Plan of $131.1 million aggregate principal amount of the 2010 Notes included in the current maturities of long term debt, $142.4 million aggregate principal amount of the 2013 Notes, $314.8 million aggregate principal amount of the 2014 Notes, $280.0 million aggregate principal amount of the 2015 Notes, and $400.0 million aggregate principal amount of the 2016 Notes.

 (3) Of the December 31, 2009 actual balances, $737.2 million of long-term debt (excluding current maturities) was issued by SFI, $400.0 million was issued by SFO,  $820.3 million was issued by SFO’s subsidiaries, and $8.3 million was issued by the Acquisition Parties.

(4) Includes $0.8 million outstanding under a capital lease relating to our Six Flags Over Texas park and $0.2 million outstanding under a capital lease with Papa John’s.

(5) As adjusted balance of $718.2 million, based on the $650 million in equity proceeds from the Offering, the Direct Equity Purchase, the Additional Equity Purchase and the SFO Equity Conversion divided by the 90.5% ownership of Reorganized SFI acquired from these transactions and the equity fee from the $25.0 million Delayed Draw Equity Purchase. The adjusted balance assumes that SFO post-petition interest will not be paid. If the SFO post-petition interest were to be paid, it would result in additional assumed stockholders’ equity of $55.2 million.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims.  The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.  In addition, this summary does not address foreign, state or local tax consequences of the Plan or federal taxes other than income taxes.  Furthermore, the U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances of a holder of a Claim or Preconfirmation Equity Interests.

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, holders of Claims and Preconfirmation Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Offering is not intended or written to be used, and cannot be used, by holders of Claims and Preconfirmation Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Preconfirmation Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.                                    CONSEQUENCES TO THE DEBTORS

1.                                       Cancellation of Indebtedness Income

For U.S. federal income tax purposes, the Debtors are members the Six Flags Group and join in the filing of a consolidated federal income tax return.  The Debtors estimate that as of December 31, 2009, the Six Flags Group has consolidated NOLs of approximately $2.0 billion.

Pursuant to the Plan, the Debtors’ aggregate outstanding indebtedness will be substantially reduced.  In general, the discharge of a debt obligation for cash and property (including New SFI Common Stock) having a value less than the amount owed gives rise to COD income.  However, exception is made for COD income arising in a bankruptcy proceeding.  Under this exception, the taxpayer does not include the COD income in its taxable income, but must instead reduce the following tax attributes, in the following order, by the amount of COD income: (i) NOLs (beginning with NOLs for the year of the COD income, then the oldest and then next-to-oldest NOLs, and so on), (ii) general business tax credits (in the order generally taken into account in computing tax liability), (iii) alternative minimum tax credits, (iv) net capital losses (beginning with capital losses for the year of the COD income, then the oldest and then next to oldest capital losses, and so on), (v) tax basis of assets (but not below the liabilities remaining after debt cancellation); (vi) passive activity losses, and (vii) foreign tax credits (in the order generally taken into account in computing tax liability).  Alternatively, a debtor may elect to first reduce the basis of its depreciable and amortizable property.  The debtor’s tax attributes are not reduced until after determination of the debtor’s tax liability for the year of the COD income.  Any COD income in excess of available tax attributes is forgiven, but may result in excess loss account recapture income.  The Debtors do not expect to have COD income that exceeds their available tax attributes.

2.                                       Section 382 Limitation

The issuance of New SFI Common Stock to creditors pursuant to the Plan will cause an “ownership change” under section 382 of the Tax Code.  If a corporation undergoes an “ownership change,” the amount of its pre-change losses and certain other tax attributes that may be utilized to offset future taxable income will be subject to an annual “Section 382 limitation” (unless the Bankruptcy Exception, discussed below, applies).  Any NOLs that are not utilized in a given year because of the Section 382 limitation remain available for use in future years until their normal expiration date, subject to the Section 382 limitation in such future years.  The Section 382 limitation generally is equal to the value of the corporation’s equity immediately before the ownership change multiplied by the applicable “long-term tax-exempt bond rate,” which is published monthly by the Internal Revenue Service.  The value of the corporation’s equity is subject to adjustment in the case of certain corporate contractions, the existence of substantial nonbusiness assets and capital contributions.  Under one of two special rules for companies in bankruptcy proceedings, the value of the corporation’s equity for purposes of computing the Section 382 limitation is increased to reflect cancellation of debt that occurred in the bankruptcy reorganization.  Under this rule, the value of the Debtors’ equity for purposes of computing its Section 382 limitation will be the lesser of the value of the New SFI Common Stock immediately after the ownership change or the value of the Debtors’ assets immediately before the ownership change.

The Section 382 limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change).  Built-in income for this purpose includes the amount by which tax depreciation and amortization expenses during the five-year period are less than they would have been if the Debtors’ assets had a tax basis on the date of the ownership change equal to their fair market value at such time.  Because most of the Debtors’ assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, it is expected that the Debtors’ NOL limitation for the five years following the ownership change will be substantially increased by built-in income.  To the extent the Section 382 limitation exceeds taxable income in a given year, the excess is carried forward and increases the Section 382 limitation in succeeding taxable years.

The Bankruptcy Exception applies if qualified creditors acquire 50% of the New SFI Common Stock in exchange for their Claims.  If the Bankruptcy Exception applied, the Debtors’ use of pre-change losses would not be subject to the Section 382 limitation.  Instead, the Debtors’ NOLs would be reduced by the amount of interest deducted, during the taxable year that includes the Effective Date and the three preceding taxable years, on claims exchanged for New SFI Common Stock.  If a second ownership change occurred during the two years following the Effective Date, the Debtors’ NOLs at the time of the second ownership change would be effectively eliminated.  The Debtors expect to make an election for the Bankruptcy Exception not to apply.

3.                                       Alternative Minimum Tax

AMT is owed on a corporation’s AMT income, at a 20% tax rate, to the extent AMT exceeds the corporation’s regular U.S. federal income tax in a given year.  In computing taxable income for AMT purposes, certain deductions and beneficial allowances are modified or eliminated.  One modification is a limitation on the use of NOLs for AMT purposes.  Specifically, no more than 90% of AMT income can be offset with NOLs (as recomputed for AMT purposes).  Therefore, AMT will be owed in years the Debtors have positive AMT income, even if all of the Debtors’ regular taxable income for the year is offset with NOLs.  As a result, the Debtors’ AMT income (before AMT NOLs) in those years will be taxed at a 2% effective U.S. federal income tax rate (i.e., 10% of AMT income that cannot be offset with NOLs, multiplied by 20% AMT rate).  The amount of AMT the Debtors pay will be allowed as a nonrefundable credit against regular federal income tax in future taxable year to the extent regular tax exceeds AMT in such years.

B.                                    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

The following discussion is a summary and does not address all of the tax consequences that may be relevant to Holders (as defined below). Among other things, this summary does not address the U.S. federal income tax consequences of the Plan to Holders whose Claims are Unimpaired or who are otherwise entitled to payment in full in Cash under the Plan (e.g., Other Priority Claims, Secured Tax Claims, Other Secured Claims, etc.). In addition, this summary does not address foreign, state or local tax consequences of the Plan or federal taxes other than income taxes, nor does this discussion address the income tax consequences of the Plan to special classes of Holders (such as broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an interest as part of an integrated constructive sale or straddle, persons whose Claims are not held as a capital asset and investors in pass-through entities that hold Claims or interests). This summary also does not address tax consequences to secondary purchasers of New SFI Common Stock. Finally, this summary does not discuss the tax consequences of the Plan to Holders that are not U.S. persons. A “Non-U.S. person” is any person or entity (other than a partnership) that is not a U.S. person. For purposes of this discussion, a “U.S. person” is:

•                  an individual who is a U.S. citizen or U.S. resident alien;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner (or other owner) of a partnership (or other pass-through entity) generally will depend on the status of the partner or owner and the activities of the partnership or other entity.  U.S. persons who are owners of a partnership or other pass-through entity that holds Claims or interests should consult their tax advisor regarding the tax consequences of the Plan.

Unless otherwise noted below, the term “Holder” means a U.S. person that is a holder of an SFI Note Claim. The U.S. federal income tax consequences of the Plan to a Holder of SFI Note Claims will depend upon, among other things, (1) the manner in which the Holder acquired its Claim; (2) the length of time the Claim was held; (3) whether the Claim was acquired at a discount; (4) whether the Holder claimed a bad debt deduction with respect to the Claim (or any portion thereof); (5) whether the Holder previously included accrued but unpaid interest on the Claim in income for U.S. federal income tax purposes; (6) the method of tax accounting used by the Holder for U.S. federal income tax purposes; (7) whether the Claim is an installment obligation for U.S. federal income tax purposes; and (8) whether the Claim is a “security” for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or applicable Treasury Regulations. Whether a debt constitutes a “security” generally depends on an overall evaluation of the nature of the original debt. One of the most significant factors in this evaluation is the original term of the debt.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) are not securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities for U.S. federal income tax purposes.  Due to the lack of clear guidance on this issue, it is not certain whether the SFI Notes are securities.  Holders of SFI Note Claims should consult their tax advisor about whether their SFI Note Claims are “securities” for U.S. federal income tax purposes.

Holders of SFI Note Claims may be entitled to a bad debt deduction with respect to their Claims, to the extent permitted under their method of accounting, either in the taxable year of the Effective Date or a prior taxable year.  Holders should consult their tax advisor with respect to the availability of a bad debt deduction.

1.                                       Consequences to Holders of SFI Note Claims

Pursuant to the Plan, SFI will distribute New SFI Common Stock in exchange for SFI Note Claims.  In addition, if a Holder of an SFI Note Claim is an Eligible Holder, the Holder will also receive Subscription Rights.  Whether Holders of SFI Note Claims recognize gain or loss, if any, on this exchange depends on whether the SFI Note Claims are “securities” for U.S. federal income tax purposes.  If the SFI Note Claims are treated as “securities,” the exchange will be a tax-free “recapitalization” and Holders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent, if any, that the New SFI Common Stock or Subscription Rights are received in respect of an SFI Note Claim for accrued but unpaid interest that the Holder had not previously included in income (see “Distributions in Respect of Accrued but Unpaid Interest” below).  A Holder’s initial tax basis and holding period in the New SFI Common Stock and Subscription Rights, if any, received in a tax-free recapitalization (other than as accrued but unpaid interest) will be equal to the Holder’s adjusted tax basis in, and will include the Holder’s holding period in, its SFI Note Claims (other than SFI Note Claims for accrued but unpaid interest).

If the SFI Note Claims do not constitute “securities” for U.S. federal income tax purposes, the exchange of such Claims for New SFI Common Stock and Subscription Rights will be a taxable exchange and Holders will recognize gain or loss equal to the difference between the fair market value of the New SFI Common Stock and Subscription Rights (other than New SFI Common Stock and Subscription Rights received in payment of accrued but unpaid interest) and the adjusted tax basis of their SFI Note Claims (other than any portion of such basis attributable to accrued but unpaid interest).  A Holder’s adjusted tax basis in its SFI Note Claims generally will be the amount paid for such Claims, increased by any original issue discount (“OID”) included in income by the Holder with respect to such Claims and reduced by payments of principal and accrued OID on such Claims.  The gain or loss generally will be capital gain or loss if the SFI Note Claims are held as a capital asset (subject to the “market discount” rules discussed below) and will be long term if the SFI Note Claims were held for more than one year.  Capital gain of a non-corporate Holder is eligible for reduced capital gain tax rates.  The deductibility of capital losses is subject to limitations.  If any portion of the New SFI Common Stock and Subscription Rights received by a Holder is attributable to accrued but unpaid interest or OID that was not previously included in income by the Holder, the Holder will have ordinary interest income equal to the fair market value of such New SFI Common Stock and Subscription Rights, as discussed below.  The Holder’s initial tax basis in the New SFI Common Stock and Subscription Rights received in the exchange will be equal to the fair market value of the New SFI Common Stock and Subscription Rights on the Effective Date and the holding period of such New SFI Common Stock and Subscription Rights will begin on the day after the Effective Date.

2.                                       Distributions in Respect of Accrued but Unpaid Interest

The receipt New SFI Common Stock and Subscription Rights in respect of Claims for accrued but unpaid interest or OID will be taxed as interest income if the Holder did not previously include the accrued interest or OID in income for U.S. federal income tax purposes. Conversely, a Holder recognizes a deductible loss to the extent accrued interest that was previously included in income for U.S. federal income tax purposes is not paid in full.  It is uncertain whether an ordinary loss deduction is allowable for OID that was previously included in income for U.S. federal income tax purposes and is not paid in full.  The IRS has taken the position that a holder of a security, in an otherwise tax-free exchange, cannot claim a current deduction for unpaid OID.  This suggests that the IRS may also take the position that the security holder has a capital, rather than ordinary, loss in a taxable exchange in which OID that was previously included in income is not paid in full.

Consistent with the Plan, the Debtors intend to allocate Plan consideration, for U.S. federal income tax purposes, first to the principal amount of a Holder’s Claim, as determined for U.S. federal income tax purposes and, only when such principal has been paid in full, to accrued interest or OID, if any, on such Claim.  However, there is no assurance that such allocation will be respected by the IRS.  Holders are urged to consult their tax advisor regarding the allocation of consideration received under the Plan between principal and interest.

3.                                       Market Discount and Premium

If an SFI Note was purchased by a Holder at a discount (i.e., for less than the amount owed or, if the SFI Note had OID, for less than its adjusted issue price) and the discount was not de minimis (i.e., was more than 0.25% of the amount owed for each remaining year until maturity), the discount would be treated as “market discount,” which would accrue over the remaining term of the debt.  If the Holder did not elect to include the market discount in income as it accrued, gain realized by the Holder on a taxable disposition of the SFI Note, including a taxable disposition pursuant to the Plan, would be treated as ordinary income to the extent of the market discount that accrued while the SFI Note was held by the Holder.  If the Holder made an election to include market discount in income as it accrued, the holder’s adjusted basis in the SFI Note would be increased by the market discount that was included in income by the Holder.  If SFI Notes that were acquired with market discount are exchanged in a tax-free exchange (including a tax-free exchange pursuant to the Plan) any market discount that accrued prior to the exchange but was not previously taken into account by the Holder would carry over to the New SFI Common Stock and Subscription Rights received in the exchange.

If an SFI Note was purchased by a Holder for more than the amount owed, the excess would have been treated as amortizable bond premium.  A Holder could have elected to amortize such bond premium as an offset against its interest income on the SFI Note, in which case the Holder’s adjusted basis in the SFI Note would have been reduced as the bond premium was amortized.

Holders should consult their own tax advisor concerning the tax consequences to them of market discount or premium with respect to their SFI Note Claims.

C.                                    INFORMATION REPORTING AND WITHHOLDING

Distributions under the Plan are subject to applicable tax reporting and withholding.  Under U.S. federal income tax law, interest and other reportable payments may, under certain circumstances, be subject to “backup withholding” at applicable rates (currently 28%, scheduled to increase to 31% on January 1, 2011).  Backup withholding generally applies if the Holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN it provided is correct and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax, provided the required information is timely provided to the IRS.  Certain persons are exempt from backup withholding, including, in most circumstances, corporations and financial institutions.

Treasury Regulations generally require a taxpayer to disclose certain transactions on its U.S. federal income tax return, including, among others, certain transactions that result in a taxpayer claiming a loss in excess of a specified threshold.  Holders are urged to consult their own tax advisor as to whether the transactions contemplated by the Plan would be subject to these or other disclosure or information reporting requirements.

The foregoing summary is provided for informational purposes only.  Holders of Claims are urged to consult their own tax advisor concerning the federal, state, local and foreign tax consequences of the Plan.

APPENDIX I

RIGHTS OFFERING PROCEDURES

The following Offering Procedures set forth the terms and conditions of the Offering (as defined below).

ARTICLE I
DEFINITIONS

As used in this Appendix I, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined.  Capitalized terms used in this Appendix I and not otherwise defined herein shall have the respective meanings provided in the Plan.

1.1           Accredited Investor shall have the meaning ascribed thereto in the Plan.

1.2           Accredited Investor Questionnaire means the Accredited Investor questionnaire attached hereto as Exhibit A.

1.3           Additional Equity Purchase shall have the meaning ascribed thereto in the Plan.

1.4           Additional Purchase Amount shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.5           Additional Purchase Shares shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.6           Amended Equity Commitment Agreement means that certain letter agreement, executed by and among the Debtors and each of the Backstop Purchasers in connection with the Offering, Direct Equity Purchase, Additional Equity Purchase and Delayed Draw Equity Purchase, as amended, attached hereto as Exhibit B.

1.7           Approval Order shall have the meaning ascribed thereto in the Plan.

1.8           Backstop Purchasers shall have the meaning ascribed thereto in the Plan.

1.9           Bankruptcy Code shall have the meaning ascribed thereto in the Plan.

1.10         Bankruptcy Court shall have the meaning ascribed thereto in the Plan.

1.11         Business Day shall have the meaning ascribed thereto in the Plan.

1.12         Common Stock Term Sheet means that certain term sheet attached to the Amended Equity Commitment Agreement as Exhibit B thereto.

1.13         Confirmation Order shall have the meaning ascribed thereto in the Plan.

1.14         Delayed Draw Equity Purchase shall have the meaning ascribed thereto in the Plan.

1.15         Direct Equity Purchase shall have the meaning ascribed thereto in the Plan.

1.16         Direct Purchase Shares shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.17         Disclosure Statement shall have the meaning ascribed thereto in the Plan.

1.18         Eligible Holder means an SFI Noteholder who is an Accredited Investor as of the Offering Record Date.

1.19         Equity Commitment shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.20         Escrow Agent means Wilmington Trust FSB, or such other entity as is designated by the Supermajority Backstop Purchasers.

1.21         Escrow Agreement shall have the meaning ascribed thereto in the Plan.

1.22         New Financing shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.23         New Financing Documents shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.24         New SFI Common Stock shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.25         Offered Shares shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.26         Offering shall have the meaning ascribed thereto in the Plan.

1.27         Offering Amount shall have the meaning ascribed thereto in the Plan.

1.28         Offering Participant means an SFI Noteholder who is an Eligible Holder who participates in the Offering.  For the avoidance of doubt, a Backstop Purchaser (i) shall be entitled to participate in the Offering in its capacity as a SFI Noteholder if it votes to accept the Plan and (ii) shall remain a Backstop Purchaser whether or not it votes to accept the Plan, provided, however, that the payment obligations of the Backstop Purchasers for Offered Shares shall be governed by Section 2.8 hereof.

1.29         Offering Procedures means the rights offering procedures, setting forth the terms and conditions of the Offering, in substantially the form set forth in this Appendix I.

1.30         Offering Record Date shall mean April 7, 2010.

1.31         Offering Subscription Purchase Price means, for each holder of Subscription Rights, the Subscription Price Per Share multiplied by the number of shares of New SFI Common Stock that such holder has validly subscribed to purchase.

1.32         Plan means the Debtors’ Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed with the Bankruptcy Court on April 1, 2010, as it may be modified, amended or supplemented from time to time.

1.33         Postconfirmation Organizational Documents shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.34         Pro Rata Share shall have the meaning ascribed thereto in the Plan.

1.35         SFI Noteholders shall have the meaning ascribed thereto in the Plan.

1.36         SFO Noteholders Commitment Letter shall have the meaning ascribed thereto in the Amended Equity Commitment Agreement.

1.37         SFI Notes shall have the meaning ascribed thereto in the Plan.

1.38         Subscription Agent means Kurtzman Carson Consultants LLC, in its capacity as a subscription agent in connection with the Offering.

1.39         Subscription Commencement Date means on or about April 13, 2010.

1.40         Subscription Expiration Date means 5:00 p.m., Eastern Daylight time, on April 28, 2010, which shall be the final date that an Eligible Holder may elect to subscribe for the Subscription Rights.

1.41         Subscription Form means the form to be used by an Offering Participant pursuant to which such holder may exercise its respective Subscription Rights, which shall be in form and substance acceptable to the Supermajority Backstop Purchasers.

1.42         Subscription Payment Date means the Subscription Expiration Date or such other date to be designated by the Supermajority Backstop Purchasers, by which such Offering Subscription Purchase Price shall be due.

1.43         Subscription Period means the period of time between the Subscription Commencement Date and the Subscription Expiration Date.

1.44         Subscription Price Per Share means the price per share of New SFI Common Stock issued pursuant to the exercise of each Subscription Right.

1.45         Subscription Rights means the non-transferable, non-certified subscription rights to purchase the Offered Shares in connection with the Offering, on the terms and subject to the conditions set forth in the Offering Procedures.

1.46         Supermajority Backstop Purchasers means the Backstop Purchasers that collectively hold more than sixty-six and two-thirds percent of the Equity Commitment.

1.47         Unsubscribed Shares means those shares of Offered Shares to be issued in connection with the Offering (based on the Offering Amount) that are not, or cannot be, subscribed for and purchased by Eligible Holders pursuant to the Offering prior to the Subscription Expiration Date.

ARTICLE II
THE OFFERING

2.1           Determination of Eligible Investor Status

Each SFI Noteholder that SFI reasonably determines is an Accredited Investor as of the Offering Record Date shall be considered an Eligible Holder.  Each SFI Noteholder that SFI cannot so reasonably determine to be an Accredited Investor shall be sent an Accredited Investor Questionnaire.  Each such SFI Noteholder who returns an Accredited Investor Questionnaire on or before April 21, 2010 confirming its status as an Accredited Investor as of the Offering Record Date shall be considered an Eligible Holder.

2.2           Issuance of Subscription Rights

(a)           Each Eligible Holder shall be entitled to receive Subscription Rights entitling such participant to subscribe for up to its Pro Rata Share of Offered Shares to be issued pursuant to the Offering.

(b)           After giving effect to the issuance of the Offered Shares pursuant to the Offering, the Offering Participants and the Backstop Purchasers shall be entitled to receive the number of shares of New SFI Common Stock provided for in the Amended Equity Commitment Agreement on the Effective Date.

(c)           The Backstop Purchasers, on the terms and subject to the conditions of the Backstop Commitment Agreement, shall subscribe for and purchase all Unsubscribed Shares as of the Subscription Expiration Date.

2.3           Subscription Period

The Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date.  In order to facilitate the exercise of the Subscription Rights, on or as promptly as practicable after the Subscription Commencement Date, a Subscription Form shall be provided by mail, electronic mail or facsimile transmission to each SFI Noteholder that is an Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for the payment of the applicable Offering Subscription Purchase Price for that portion of the Subscription Rights sought to be exercised by such Offering Participant.  Each Offering Participant intending to participate in the Offering must affirmatively elect to exercise its respective Subscription Rights on or prior to the Subscription Expiration Date.  After the Subscription Expiration Date, the Unsubscribed Shares shall be treated as acquired by the Backstop Purchasers on the terms and subject to the conditions contained in the Amended Equity Commitment Agreement and the Plan, and any exercise of such Subscription Rights by any entity other than the Backstop Purchasers (or any affiliate or permitted assignee of such Backstop Purchasers in accordance with the Amended Equity Commitment Agreement) shall be null and void and there shall be no obligation to honor any such purported exercise received by the

Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

2.4           Subscription Purchase Price

Each Offering Participant choosing to exercise its Subscription Rights shall be required to pay the Offering Subscription Purchase Price not later than the Subscription Payment Date.

2.5           Exercise of Subscription Rights

(a)

(1)           In order to exercise the Subscription Rights, (i) each Offering Participant must return a duly completed Subscription Form to the Subscription Agent so that such form is actually received by the Subscription Agent on or before the Subscription Expiration Date;  (ii) each Offering Participant which is not a Backstop Purchaser must pay to the Subscription Agent (on behalf of the Debtors) on or before the Subscription Payment Date such Offering Participant’s Offering Subscription Purchase Price in accordance with the wire instructions set forth on the Subscription Form delivered to the Subscription Agent along with the Subscription Form; and (iii) each Offering Participant which is a Backstop Purchaser must pay to the Subscription Agent (on behalf of the Debtors) such Backstop Purchaser’s Subscription Net Payment Amount (as defined below), if any, no later than the day it receives the Net Payment Notice (as defined below).

(2)           Each Offering Participant may exercise all or any portion of such Offering Participant’s Subscription Rights pursuant to the Subscription Form, but the exercise of any Subscription Rights shall be irrevocable.  If the Subscription Agent for any reason does not receive from (i) a given Offering Participant which is not a Backstop Purchaser: (x) a duly completed Subscription Form on or prior to the Subscription Expiration Date; and (y) immediately available funds in an amount equal to such Offering Participant’s Offering Subscription Purchase Price on or prior to the Subscription Payment Date and (ii) a given Offering Participant which is a Backstop Purchaser: (x) a duly completed Subscription Form on or prior to the Subscription Expiration Date; and (y) immediately available funds in an amount equal to such Backstop Purchaser’s Subscription Net Payment Amount, if any, on or before the day it receives the Net Payment Notice, such Offering Participant shall be deemed to have relinquished and waived its right to participate in the Offering with respect to any Offered Shares that such Offering Participant has subscribed for but not paid for by the applicable deadline.

(3)           The payments made pursuant to the previous paragraph or paragraph 2.5(b) shall be deposited and held by the Subscription Agent in a trust or escrow account, or similarly segregated account or accounts which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or similar encumbrance and which segregated account or accounts shall be maintained for the purpose of holding the money for administration of the Offering until the Effective Date.  In the event that (i) the Bankruptcy Court denies Confirmation of the Plan, (ii) the Equity Commitment terminates pursuant to the terms of the Amended Equity Commitment Agreement, (iii) an order (which order shall be in full force and effect, and shall not have been stayed, vacated, reversed or modified by the Bankruptcy

Court or by any other court having jurisdiction to issue any such stay) confirming the Plan (the “Confirmation Order”) is not entered by May 20, 2010, or (iv) the Effective Date does not occur within fifteen (15) days following the entry of the Confirmation Order, the funds will be returned to the Offering Participants, unless a later date is selected by the Supermajority Backstop Purchasers, provided, that in the case of the immediately preceding clause (iv), such date may be extended for no later than up to an additional fifteen (15) days. The Subscription Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any lien or similar encumbrance.

(b)           The Subscription Agent shall determine a net payment amount (the “Subscription Net Payment Amount”), if any, with respect to each Backstop Purchaser, which amount, in each case, shall be the amount by which (i) the sum of such Backstop Purchaser’s (w) Offering Subscription Purchase Price with respect to the number of shares of New Common Stock that such Backstop Purchaser has subscribed to purchase, (x) portion of the payment for the Unsubscribed Shares described in clause (i) of paragraph 2.8(c), (y) portion of the payment for the Direct Purchase Shares described in clause (ii) of paragraph 2.8(c), and (z) portion of the payment for the Additional Purchase Shares described in clause (iii) of paragraph 2.8(c) exceeds (ii) the amount that will be released to the Subscription Agent by the Escrow Agent on the Effective Date with respect to such Backstop Purchaser.  The Subscription Agent shall provide the Debtors, the Backstop Purchasers and the Escrow Agent by e-mail and electronic facsimile transmission written notification setting forth a true and accurate calculation with respect to each Backstop Purchaser of (i) the Subscription Net Payment Amount and (ii) the Offering Subscription Purchase Price with respect to the number of shares of New Common Stock that such Backstop Purchaser has subscribed to purchase (the “Net Payment Notice”) no later than the day after the Subscription Expiration Date; provided, that if e-mail or electronic facsimile transmission has not been provided by the Backstop Purchasers, such notification will be provided to counsel for the Backstop Purchasers.  On the Effective Date, the Backstop Purchasers shall direct the Escrow Agent to release funds to the Subscription Agent with respect to each Backstop Purchaser equal to the Offering Subscription Purchase Price with respect to the number of shares of New Common Stock that each such Backstop Purchaser has subscribed to purchase, to the extent that, after taking into account funds that the Escrow Agent will be releasing in accordance with Section 2.8(c), the Escrow Agent has such funds available for such Backstop Purchaser; provided, however, that nothing in this paragraph 2.5(b) shall relieve any Backstop Purchaser of its obligation set forth in paragraph 2.5(a) hereof to pay a Subscription Net Payment Amount, if any.

2.6           Offering Procedures

Notwithstanding anything contained herein to the contrary, the Supermajority Backstop Purchasers (subject to the Debtors consent, which shall not be unreasonably withheld) may modify these Offering Procedures or adopt such additional detailed procedures consistent with the provisions of these Offering Procedures to more efficiently administer the exercise of the Subscription Rights; provided, however, that the Supermajority Backstop Purchasers shall provide prompt written notice to Eligible Holders of any material modification to these Offering Procedures made after the Subscription Commencement Date.

2.7           Transfer Restriction; Revocation

The Subscription Rights are not transferable.  Any such transfer or attempted transfer shall be null and void, and no purported transferee shall be treated as the holder of any Subscription Rights.  Once an Offering Participant has properly exercised its Subscription Rights, such exercise cannot be revoked, rescinded or modified.

2.8           Offering Backstop

(a)           General.  On the terms and subject to the conditions in the Amended Equity Commitment Agreement, the Backstop Purchasers have agreed to subscribe for and purchase on the Effective Date, at the aggregate Offering Subscription Purchase Price therefor, all Unsubscribed Shares as of the Subscription Expiration Date, according to the respective percentages set forth on the Common Stock Term Sheet; provided, however, that in the event that any Backstop Purchaser shall fail to pay to the Subscription Agent such Backstop Purchaser’s Subscription Net Payment on the day that such Backstop Purchaser receives the Net Payment Notice, the Unsubscribed Shares shall be deemed to include the number of Offered Shares that are not subscribed for and are to be purchased by such Backstop Purchaser as a result of such failure to pay.

(b)           Rights Offering Information.  The Subscription Agent shall give the Debtors and the Backstop Purchasers by e-mail and electronic facsimile transmission written notification setting forth a true and accurate calculation of the number of Unsubscribed Shares, together with the aggregate Offering Subscription Purchase Price therefor (the “Backstop Purchase Notice”) as soon as practicable after the Subscription Expiration Date.  In addition, the Subscription Agent shall notify the Backstop Purchasers, on each Friday during the Subscription Period and on each Business Day during the five (5) Business Days prior to the Subscription Expiration Date (and any extensions thereto), or more frequently if requested by the Backstop Purchasers, of the aggregate number of Subscription Rights known by the Subscription Agent to have been exercised pursuant to the Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(c)           Payment.  The Subscription Agent shall determine the number of Unsubscribed Shares, if any, in good faith, and provide the Debtors and the Backstop Purchasers with a Backstop Purchase Notice that accurately reflects the number of Unsubscribed Shares as so determined.  On the Effective Date, the Backstop Purchasers shall purchase only such number of Unsubscribed Shares as are listed in the Backstop Purchase Notice, without prejudice to the rights of the Backstop Purchasers to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Backstop Purchase Notice is inaccurate.  Delivery of the Unsubscribed Shares, the Direct Purchase Shares and the Additional Purchase Shares shall be made to the account of the Backstop Purchasers (or to such other accounts as the Backstop Purchasers may designate) on the Effective Date against release by the Escrow Agent of the following funds, in each case, to the Subscription Agent on the Effective Date: (i) the Offering Subscription Purchase Price payments for the Unsubscribed Shares as set forth in the Backstop Purchase Notice, (ii) payment of an aggregate of $75 million on account of the Direct Purchase Shares, and (iii) payment of an aggregate of $50 million on account of the Additional Purchase Shares.  Concurrent with the closing of the Plan transactions on the Effective Date, the

Subscription Agent shall release such funds described in clauses (i), (ii) and (iii) above to a bank account in the United States specified by the Debtors to the Subscription Agent at least 24 hours in advance.  All Unsubscribed Shares, Direct Purchase Shares and Additional Purchase Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Debtors or the Reorganized Debtors to the extent required under the Confirmation Order or applicable law.  Any funds held on behalf of the Backstop Purchasers pursuant to the Escrow Agreement shall be immediately refunded to the Backstop Purchasers if the Effective Date does not occur within fifteen (15) days following entry of the Confirmation Order unless otherwise extended for up to an additional fifteen (15) days by the Supermajority Backstop Purchasers.

(d)           Transfer of Equity Commitment.  Notwithstanding anything contained herein to the contrary, the Backstop Purchasers may assign all or any portion of their obligations hereunder to (or designate certain of the New SFI Common Stock to be issued in the name of) another Backstop Purchaser, an affiliate of a Backstop Purchaser or one or more financial institutions or entities with SFI’s prior written consent (not to be unreasonably withheld) (provided, in each case, that such transferee in an Accredited Investor); provided, that upon any such assignment, the obligations of the Backstop Purchasers in respect of such Backstop Purchaser’s allocated portion of the Equity Commitment so assigned shall not terminate.

(e)           Conditions Precedent to Obligations of Backstop Purchasers.  The obligations of each of the Backstop Purchasers to purchase the New SFI Common Stock shall be conditioned upon satisfaction of each of the following; provided, that any or all of the following conditions may be waived in writing by the Supermajority Backstop Purchasers:

(i)            the funding of the New Financing or the funding of other debt in an aggregate principal amount equal to the New Financing; provided, that the terms and conditions, taken as a whole, of such debt are no less favorable in any material respect to the Debtors than the terms and conditions set forth in the New Financing Documents;

(ii)           the Postconfirmation Organizational Documents shall be in form and substance acceptable to the Supermajority Backstop Purchasers;

(iii)          the Registration Rights Agreement shall be in form and substance acceptable to the Supermajority Backstop Purchasers;

(iv)          except as otherwise provided, the Plan, the Confirmation Order and any Plan supplemental documents, including, but not limited to, the Amended Equity Commitment Agreement, the SFO Noteholders Commitment Letter and the Delayed Draw Equity Commitment Agreement (collectively, the “Plan Documents”) shall be in form and substance reasonably acceptable to the Supermajority Backstop Purchasers;

(v)           all motions and other documents to be filed with the Bankruptcy Court in connection with the offer and sale of the Offered Shares, the Direct Purchase Shares and the Additional Purchase Shares and payment of the fees contemplated under the Plan, the Amended Equity Commitment Agreement, the Common Stock Term Sheet and under these Offering Procedures shall be in form and substance satisfactory to the Supermajority Backstop Purchasers;

(vi)          all motions and other documents to be filed with the Bankruptcy Court in connection with the approval of the Postconfirmation Organizational Documents shall be in form and substance satisfactory to the Supermajority Backstop Purchasers;

(vii)         all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and the fees and expenses of financial advisors), to the extent provided in the Amended Equity Commitment Agreement, have been paid;

(viii)        the Bankruptcy Court shall have entered the Approval Order, in form and substance acceptable to the Supermajority Backstop Purchasers;

(ix)           any and all governmental and third party consents and approvals necessary in connection with the offer and sale of the Offered Shares, the Direct Purchase Shares and the Additional Purchase Shares, the execution and filing where applicable, of the Postconfirmation Organizational Documents and the transactions contemplated hereby and thereby shall have been obtained and shall remain in effect;

(x)            any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any waiting periods under other antitrust laws in connection with the offer and sale of the Offered Shares, the Direct Purchase Shares and the Additional Purchase Shares and any other transactions contemplated by the Plan shall have been expired or been terminated;

(xi)           the documents governing the New TW Loan (as defined in the Plan) or alternative financing shall be in form and substance satisfactory to the Supermajority Backstop Purchasers (solely to the extent required by the Plan); and

(xii)          The Plan shall have become, or simultaneously with the issuance of the Offered Shares, the Direct Purchase Shares and the Additional Purchase Shares will become, effective.

2.9           Distribution of the New SFI Common Stock

On the Effective Date, SFI shall distribute the Offered Shares purchased by each Offering Participant that has properly exercised its Subscription Rights to such holder and to the Backstop Purchasers, together with the Direct Purchase Shares and the Additional Purchase Shares.  If the exercise of a Subscription Right would result in the issuance of a fractional share of Offered Shares, then the number of shares of Offered Shares to be issued in respect of such Subscription Right shall be rounded down to the closest whole share.

2.10         Exemption from Registration under the Securities Act

                The Offering is being made to Eligible Holders only.  The Offered Shares issued pursuant to the Offering to the Offering Participants, and any Unsubscribed Share, the Direct Purchase Shares and the Additional Purchase Shares issued to the Backstop Purchasers, shall be “restricted securities” and shall be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

2.11         Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Supermajority Backstop Purchasers, whose good faith determinations shall be final and binding.  The Supermajority Backstop Purchasers, in their discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Supermajority Backstop Purchasers determine in their discretion.  The Supermajority Backstop Purchasers shall use commercially reasonable efforts to give notice to any Offering Participants regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such participant and, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Supermajority Backstop Purchasers nor the Subscription Agent shall incur any liability for failure to give such notification.

2.12         Indemnification of Backstop Purchasers

                The Debtors or the Reorganized Debtors, as the case may be, agree to indemnify and hold harmless each of the Backstop Purchasers and their respective present and former directors, officers, general partners, members, representatives, managers and equity holders, and the respective officers, employees, affiliates, advisors, agents, attorneys, financial advisors, restructuring advisors and other professional advisors of each such entity, and to hold the Backstop Purchasers and such other persons and entities (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to the Amended Equity Commitment Agreement, the matters referred to therein, any debt financing relating the Plan, the Offering Procedures, the Common Stock Term Sheet, the Plan, the Disclosure Statement, the Confirmation Order, the Escrow Agreement, the SFO Noteholders Commitment Letter (to the extent such losses, claims, damages, liabilities and expenses are not indemnifiable pursuant to the SFO Noteholders Commitment Letter), and any Plan supplemental documents or the Postconfirmation Organizational Documents, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each of such Indemnified Persons upon ten (10) days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person.

Notwithstanding any other provision to the contrary, no Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the matters referred to in the Amended Equity Commitment Agreement, any debt financing relating to the Plan, the Disclosure Statement, the Offering Procedures, the Common Stock Term Sheet, the Plan, the Confirmation Order, the Escrow Agreement, the SFO

Noteholders Commitment Letter, and any Plan supplemental documents or the Postconfirmation Organizational Documents.

The terms set forth in this section 2.12 shall survive termination of the Amended Equity Commitment Agreement and shall remain in full force and effect regardless of whether the Offering is consummated.